UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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QEP RESOURCES, INC.

(Name of Registrant as Specified In Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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QEP Resources, Inc

1050 17th Street, Suite 500

Denver, Colorado 80265

April     , 2013

To Our Shareholders:

The Annual Meeting of Shareholders of QEP Resources, Inc. will be held on May 24, 2013, at 8:00 a.m. (Mountain Daylight Time), at The Westin Denver Downtown, 1672 Lawrence Street, Denver, Colorado 80202.

The corporate secretary’s formal notice of the meeting and the proxy statement appear on the following pages and provide information concerning the matters to be considered at the Annual Meeting. After the formal portion of the Annual Meeting, management will review QEP’s operational and financial performance during 2012, and provide an outlook for 2013.

Your vote is important. You may attend and vote at the Annual Meeting. However, I urge you to vote whether or not you are able to attend the Annual Meeting. You may vote by Internet or by telephone using the instructions in the Notice of Internet Availability of Proxy Materials, or if you received a paper copy of the proxy card, by signing and returning it in the envelope provided.

All of the public documents, including our 2012 Annual Report on Form 10-K, are available in the Investor Relations section of our website at www.qepres.com. The Annual Report does not form any part of the material for solicitation of proxies. I also encourage you to visit our website during the year for more information about QEP.

I hope you will attend the Annual Meeting. I welcome the opportunity to meet with you and to report on our progress. On behalf of the Board of Directors and management, I would like to express our appreciation for your continued support.

Sincerely,

Charles B. Stanley

Chairman of the Board, President

and Chief Executive Officer

QEP Resources, Inc

1050 17th Street, Suite 500

Denver, Colorado 80265

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 24, 2013

To the Shareholders of QEP Resources, Inc.:

The Annual Meeting of Shareholders of QEP Resources, Inc., a Delaware corporation (QEP or the Company), will be held on May 24, 2013, at 8:00 a.m. (Mountain Daylight Time), at The Westin Denver Downtown, 1672 Lawrence Street, Denver, Colorado 80202. The purpose of the meeting is to:

1.	Elect three directors to serve three-year terms until the 2016 annual meeting of shareholders, and until their successors are duly elected and qualified, and one director to serve a one-year term or until his successor is duly elected and qualified;
2.	Approve, by non-binding advisory vote, the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement;
3.	Ratify the appointment of PricewaterhouseCoopers LLP (PwC) as the Company’s independent auditor;
4.	Approve a Company proposal regarding declassification of the Board of Directors;
5.	Vote on an advisory shareholder proposal requesting separation of the chairman and chief executive officer roles; and
6.	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only holders of common stock at the close of business on March 25, 2013, the record date, may vote at the Annual Meeting or any adjournment or postponement thereof. You may revoke your proxy at any time before it is voted. If you have shares registered in the name of a broker, bank or other nominee and plan to attend the meeting, please obtain a letter, account statement, or other evidence of your beneficial ownership of shares to facilitate your admittance to the meeting, and, if you plan to vote at the meeting, you will need to present a valid proxy from the nominee that holds your shares. This proxy statement is being provided to shareholders on or about April     , 2013.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy card. Voting via the Internet, by phone or by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions you received regarding each of these voting options. Voting over the Internet or by telephone is fast and convenient, and your vote is immediately tabulated. By using the Internet or telephone, you help reduce the Company’s cost of postage and proxy tabulations.

By Order of the

Board of Directors

Abigail L. Jones

Corporate Secretary

Denver, Colorado

April     , 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 24, 2013: The proxy statement and annual report are available online at www.qepres.com

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QEP RESOURCES, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 24, 2013

GENERAL INFORMATION

The Board of Directors (the Board) of QEP Resources, Inc. (the Company or QEP) is soliciting proxies for use at the Annual Meeting of Shareholders (the Annual Meeting) to be held on May 24, 2013, beginning at 8:00 a.m. (Mountain Daylight Time), at The Westin Denver Downtown, 1672 Lawrence Street, Denver, Colorado 80202, and any postponement or adjournment thereof. This proxy statement and the accompanying Notice of Annual Meeting include information related to the Annual Meeting. Distribution of these proxy solicitation materials is scheduled to begin on or about April     , 2013. The following information will help you to understand the voting process.

Proxy Materials

In accordance with rules promulgated by the Securities and Exchange Commission (SEC), we may furnish proxy materials, including this proxy statement and our Annual Report to Shareholders, by providing access to these documents on the Internet instead of mailing a printed copy of those materials to shareholders. Most shareholders have received a Notice of Internet Availability of Proxy Materials (the Notice), which provides instructions for accessing our proxy materials on a website or for requesting copies of the proxy materials by mail or e-mail. If you would like to receive an e-mail or paper copy of the proxy materials for the Annual Meeting and for all future meetings, you should follow the instructions for requesting such materials included in the Notice.

Entitlement to Vote

Shareholders who owned shares as of the close of business on March 25, 2013, the record date, may vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of QEP common stock held on that date.

Voting Items

In accordance with our Bylaws, the Board has determined that the Board of Directors (the Board) should consist of eight (8) members. This year, M.W. Scoggins and L. Richard Flury will run for re-election to three-year terms, Julie A. Dill will run for a new three-year term, and Robert E. McKee will run for re-election to a one-year term. You will also vote on compensation of the Company’s named executive officers (on an advisory basis), the ratification of the appointment of PwC as the Company’s independent registered public accounting firm, a management proposal regarding declassification of the Board of Directors, and an advisory shareholder proposal regarding separation of the chair and chief executive officer (CEO) roles.

Board Voting Recommendations

The Board recommends that shareholders vote as follows on the proposals:

1.	FOR the approval of the nominees for director named in this proxy statement;

2.	FOR the approval, by non-binding advisory vote, of the compensation of the Company’s named executive officers;

3.	FOR the ratification of PwC as the Company’s independent registered public accounting firm;

4.	FOR the Company proposal on Board declassification; and

5.	AGAINST the shareholder proposal regarding separation of the chairman and CEO roles.

Voting Instructions

You may vote via the Internet. You may vote by proxy over the Internet by following the instructions provided in the Notice or on the proxy card.

You may vote via telephone. You may submit your vote by proxy over the telephone by following the instructions provided in the Notice or on the proxy card.

You may vote by mail. If you received a printed set of the proxy materials, you may submit your vote by completing and returning the separate proxy card in the prepaid, addressed envelope.

You may vote in person at the meeting. All shareholders of record may vote in person by ballot at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the meeting.

Shares Held by a Bank, Broker or Other Nominee

If your shares are held by a broker, bank or other nominee (i.e. in “street name”), please refer to the instructions provided by that broker, bank or nominee regarding how to vote your shares. If you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the nominee that holds your shares.

New York Stock Exchange (NYSE) rules determine whether proposals presented at shareholder meetings are routine or not. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote because the proposal is not routine and the owner does not provide instructions. Pursuant to NYSE rules, if you are the “street name” holder and you do not provide instructions to your broker on Item No. 3, your broker may vote your shares at its discretion on this matter. If you are a “street-name” holder and do not provide instructions to your broker on Item Nos. 1, 2, 4, and 5, your broker may not vote your shares on these matters.

Proxy Solicitation

The Company is soliciting your proxy and paying for the solicitation of proxies, and will reimburse banks, brokers, and other nominees for reasonable charges to forward materials to beneficial holders. The Company has hired Georgeson Inc. (Georgeson) to assist it in the distribution of proxy materials and the solicitation of votes. The Company will pay Georgeson a base fee of $16,000 plus customary costs and expenses for these services and has agreed to indemnify Georgeson against certain liabilities in connection with its engagement.

Quorum Requirements

On March 25, 2013, the record date, the Company had 179,270,159 shares of common stock issued and outstanding. A majority of the shares, or 89,635,080 shares, constitutes a quorum. Abstentions, withheld votes and broker non-votes are counted for determining whether a quorum is present.

Voting Standards

Election of Directors: Election of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of the votes cast. In 2012, the Company adopted a director resignation policy whereby any director who fails to receive a majority of the votes cast during an uncontested election must submit his or her resignation to the Board. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named in Proposal No. 1. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Broker non-votes and abstentions, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. Shareholders may not cumulate votes in the election of directors.

Approval, by Non-Binding Advisory Vote, of the Compensation of the Company’s Named Executive Officers. The vote to approve, on an advisory basis, the Company’s executive compensation in Proposal No. 2 requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter. Although non-binding, our Board and Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. For purposes of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals, and, therefore, an abstention has the same effect as a negative vote. Broker non-votes will not be included in the vote totals and, therefore, will have no effect on the vote.

Ratification of the Company’s Independent Auditor: Ratification of the selection of PwC as the Company’s independent auditor for fiscal year 2013 in Proposal No. 3, requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter. If this selection is not ratified by shareholders, the Audit Committee may reconsider its decision. For purposes of determining whether this proposal has received a majority vote, abstentions will be included in the vote totals; therefore, an abstention has the same effect as a negative vote. Broker non-votes will not be included in the vote totals and, therefore, will have no effect on the vote.

Declassification Proposal: Pursuant to Article X of the Company’s Certificate of Incorporation, approval of the Board declassification in Proposal No. 4 requires the affirmative vote of holders of eighty percent of the outstanding voting power entitled to vote generally in the election of directors. Broker non-votes will not be included in the vote totals and, therefore, will have no effect on the vote. Abstentions will be included in the vote totals, and, therefore, an abstention has the same effect as a negative vote.

Shareholder Proposal on Separation of the Chair and CEO roles: Approval of the advisory shareholder proposal in Proposal No. 5 requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter. For purposes of determining whether the proposal has received a majority vote, abstentions will be included in the vote totals therefore an abstention has the same effect as a negative vote. Broker non-votes will not be included in the vote totals and, therefore, will have no effect on the vote.

Other than the items of business described in this proxy statement, we do not expect any other matter to come before the Annual Meeting. If any other matter is presented at the Annual Meeting, your signed proxy gives the named proxies authority to vote your shares at their discretion.

The Annual Meeting

Any shareholder of record as of March 25, 2013, may attend the Annual Meeting. If you own shares through a bank, broker or other nominee and you wish to attend the meeting, please obtain a letter, account statement, or other evidence of your ownership of shares as of such date. Directions to the Annual Meeting from the Denver International Airport are as follows: Exit the airport on Peña Boulevard and drive south to Interstate 70 West. From I-70 West, take Interstate 25 South to the Speer Boulevard Exit (#212A). Continue on Speer Boulevard to Lawrence Street and turn left. The hotel is on the right side of Lawrence Street.

Revoking a Proxy

You may revoke your proxy by submitting a new proxy with a later date, including a proxy submitted via the Internet or telephone, or by notifying the corporate secretary before the meeting by mail at the address shown on the Notice of Annual Meeting of Shareholders. If you attend the Annual Meeting in person and vote by ballot, any previously submitted proxy will be revoked.

ITEM NO. 1 - ELECTION OF DIRECTORS

The Company’s Bylaws provide for a Board of between seven and eleven directors, with the precise number to be determined by the full Board from time to time. The Board has set the size at eight directors. Our Charter and Bylaws provide for the Board to be divided into three classes of directors, as nearly equal in number as possible, serving staggered three-year terms. Currently, approximately one-third of the Board is elected each year. This year, the proxy statement includes the Company’s proposal to declassify the Board. If the proposal passes, the directors who are nominated for election in 2014 and thereafter will run for one-year terms as their current terms expire.

The terms of three directors, L. Richard Flury, Robert E. McKee, and M. W. Scoggins expire at the Annual Meeting. Messrs. Flury and Scoggins have been nominated for reelection to three-year terms. Mr. McKee has been nominated for reelection to a one-year term. The Board has also nominated Julie A. Dill for election to a three-year term. These individuals have consented to being named in this proxy statement and to serve as directors, if elected. However, in the event that any nominee is unwilling or unable to serve as a director, those named in the proxy may vote, at their discretion, for any other person.

Biographical information concerning the nominees, and the current directors of the Company whose terms will continue after the Annual Meeting, appears below. Unless otherwise indicated, such individuals have been engaged in the same principal occupation for the past five years. Ages are correct as of the date of the proxy statement.

Nominees (Terms to Expire in 2016)

Ms. Julie A. Dill, age 53, is the group vice president of strategy for Spectra Energy Corp. In that capacity, she is responsible for leading that company’s long-term strategic development efforts. She also serves as president and chief executive officer of Spectra Energy Partners, LP, the master limited partnership formed by Spectra Energy. Ms. Dill has a wealth of experience in the energy sector, having served in a number of executive capacities in the natural gas and power industries. Before assuming her current role in January 2012, she was the president of Union Gas Limited, Spectra Energy’s Canadian natural gas utility company. Prior to that position, she served in various financial and operational roles with Duke Energy and Shell Oil Company. In concluding that Ms. Dill is qualified to serve on the QEP Board, the Company considered her more than 30 years of experience in the energy sector, as well as her strong financial background.

Mr. L. Richard Flury, age 65, has been a director of the Company since June 2010. He served on the Board of Directors of Questar Corporation (Questar) from 2002 until the Company’s 2010 spin-off from Questar (the Spin-off). He served as Chief Executive, Gas and Power, for BP plc from January 1999 to December 2001. Prior to working for BP plc and BP Amoco plc, Mr. Flury held a number of key management positions with Amoco Corp., including Chief Executive for Worldwide Exploration and Production. He serves as a director and non-executive chairman of Chicago Bridge and Iron Company N.V., and as a director of Callon Petroleum Company. In concluding that Mr. Flury is qualified to serve as a director, the Board considered, among other things, his considerable industry experience in all aspects of the natural gas value chain gained during his long career in the oil and gas industry.

Dr. M. W. Scoggins, age 65, serves as our Lead Director. He has been a director of QEP since 2010. He served as a director of Questar from 2005 until the Spin-off. In June 2006, he was appointed President of Colorado School of Mines, an engineering and applied science research university. Dr. Scoggins retired in 2004 after a 34-year career with Mobil Corp. and Exxon Mobil Corp. From 1999 to 2004, he served as executive vice president of Exxon Mobil Production Co. Prior to the merger of Mobil and Exxon in late 1999, Dr. Scoggins was President, International Exploration & Production and Global Exploration, and an officer and member of the executive committee of Mobil Oil Corp.
Dr. Scoggins currently serves as a director of Cobalt International Energy and Laredo Petroleum Holdings, Inc. He served on the Board of Trico Marine Services from 2005 until 2011, and Venoco, Inc. from 2007 until 2012. In addition, he is a member of the National Advisory Council of the United States Department of Energy’s National Renewable Energy Laboratory. In concluding that Dr. Scoggins is qualified to serve as a director, the Board considered, among other things, his extensive industry experience and his experience serving in senior executive positions in the upstream oil and gas business.

Nominee (Term to Expire in 2014)

Mr. Robert E. McKee, III, age 66, has been a director of QEP since June 2010. He served as a director of Questar from 2003 until the Spin-off. Mr. McKee retired on March 31, 2003, after 37 years with ConocoPhillips and Conoco, Inc., including 10 years as executive vice president, Exploration and Production (1992-2002). Mr. McKee was a senior oil advisor to the Coalition Provisional Authority and the Iraqi Oil Ministry in Iraq to assist with the rebuilding of its oil industry from September 2003 to March 2004. He is a director of Parker Drilling Company and Post Oak Bank and a board member of the Colorado School of Mines Foundation. In concluding that Mr. McKee is qualified to serve as a director, the Board considered, among other things, his extensive operational background and executive experience in the oil and gas industry.

The Board recommends that you vote FOR each of the nominees listed above.

Continuing Directors (Terms to Expire in 2014)

Mr. Keith O. Rattie, age 59, has served as a director of QEP since the Spin-off in June 2010. He resigned from his role as president and CEO of Questar upon the Spin-off. Mr. Rattie continues to serve as a director of Questar. He served as non-executive chairman of QEP from July 1, 2010 through May 15, 2012. He was named president of Questar effective February 1, 2001, chief executive officer May 1, 2002, and chairman May 20, 2003. Mr. Rattie also serves as a director and chairman of the Audit Committee of ENSCO International, an offshore drilling contractor, a director of Zions First National Bank, and a director of Rockwater Energy Solutions, Inc. He is the past chairman of the Interstate Natural Gas Association of America. In concluding that Mr. Rattie is qualified to serve as a director, the Board considered, among other things, his 35 years of experience in the natural gas and oil industry and his long history with QEP’s businesses as the former Chief Executive Officer of Questar, which the Board believes provide valuable insight to the Board.

Mr. David A. Trice, age 64, has been a QEP director since 2011. He served from February 2000 until his retirement in May 2009, as Chief Executive Officer of Newfield Exploration Company (Newfield), an oil and natural gas exploration and production company. He also served as chairman of the board of Newfield from 2004 until 2010. Mr. Trice has served as a director of New Jersey Resources Corporation since 2004 and McDermott International, Inc. since 2009. Mr. Trice previously served as a director of

Grant Prideco, Inc. from 2003 to 2008 and as a director of Hornbeck Offshore Services, Inc. from 2002 until February 2011. He is also a director of Rockwater Energy Solutions, Inc, and Crazy Mountain Brewery, LLC, both privately-held companies. He served as the chairman of the American Exploration and Production Council from 2008 to 2009, and as chairman of America’s Natural Gas Alliance from 2009 to 2010. In concluding that Mr. Trice is qualified to serve as a director, the Board considered, among other things, his experience as the chief executive officer of a publicly-traded independent exploration and production company and his financial expertise.

Continuing Directors (Terms to Expire in 2015)

Mr. Phillips S. Baker, Jr., age 53, has served as a director of QEP since the Spin-off in 2010. He served as a director of Questar from 2004 until the Spin-off. Mr. Baker is the president, Chief Executive Officer and a director of Hecla Mining Company (Hecla), a gold and silver mining company. Mr. Baker served as Chief Financial Officer of Hecla from May 2001 to June 2003, and as Chief Operating Officer of Hecla from November 2001 to May 2003, before being named as Chief Executive Officer in May 2003. Mr. Baker has 27 years of business experience, including 18 years of financial management; seven years as chief executive officer of an NYSE-listed company; and 17 years of directorships of public companies. In concluding that Mr. Baker is qualified to serve as a director, the Board considered, among other things, his financial knowledge and his extensive executive management and financial experience .

Mr. Charles B. Stanley, age 54, has served as president, Chief Executive Officer and a director of QEP since June 2010 and chairman of the Board since May 2012. He served as executive vice president and chief operating officer of Questar until the Spin-off. Mr. Stanley also served as a director of Questar from 2002 until the Spin-off. Prior to joining Questar, he served as president, CEO and a director of El Paso Oil and Gas Canada, an upstream oil and gas company from 2000 to 2002, and as president and CE O of Coastal Gas International Company, a midstream infrastructure development company, from 1995 to 2000. He is a director of Hecla Mining Company and serves on the boards of various natural gas industry trade organizations, including America’s Natural Gas Alliance and the American Exploration and Production Council. In concluding that Mr. Stanley is qualified to serve as a director, the Board considered, among other things, his more than 28 years of experience in the international and domestic upstream and midstream oil and gas industry.

GOVERNANCE INFORMATION

Recent Corporate Governance Initiatives

Since the 2012 Annual Meeting, we have modified several of the Company’s corporate governance practices. The following list describes the new practices:

•

The Company added director resignation language to its Corporate Governance Guidelines so that a director who does not receive a majority of the votes cast in an uncontested election must submit his or her resignation to the Board.

•	The Board added Board diversity language to the Governance Committee Charter.

•

In response to 2012 voting results, and after evaluating its best interests, the Company is presenting a proposal in this proxy statement to amend the Company’s Certificate of Incorporation to declassify the

Board. If that proposal passes, the Board will file an amendment to the Company’s Certificate of Incorporation following the Annual Meeting and begin the declassification process in 2014.

•	The Company added a list of the Lead Director’s duties to the Corporate Governance Guidelines. Specifically, the Lead Director:

•	Presides at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors;
•	Serves as liaison between the chairman and the independent directors;
•	Approves information sent to the board;
•	Approves meeting agendas for the board;
•	Approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	Has the authority to call meetings of the independent directors; and
•	If requested by major shareholders, ensures that he or she is available for consultation and direct communication.

General Governance Information

Excellence in corporate governance is essential in fulfilling our responsibilities to shareholders. The Code of Conduct, Corporate Governance Guidelines, and written charters for our Audit Committee, Governance Committee, and Compensation Committee, all as amended from time to time, are available on the Company’s website at www.qepres.com. These documents provide the framework for our corporate governance. Any of these documents will be furnished in print free of charge to any interested party who requests them.

Director Independence

During 2012 and the first three months of 2013, the Board evaluated all business, family and charitable relationships between the Company and the non-employee directors. Our Board has affirmatively determined that, with the exception of Messrs. Rattie and Stanley, all of the Company’s directors are independent under all applicable rules and regulations, including listing requirements of the NYSE as set forth in Section 303A.02 of the Listed Company Manual and the Company’s Corporate Governance Guidelines. The Board also determined that no director has a material relationship with the Company that could impair the director’s independence. The criteria applied by our Board in determining independence are available on the Company’s website at www.qepres.com. The Board evaluates independence on an ongoing basis.

Board Leadership Structure

Our Board believes that shareholders’ interests are best served by providing the Board with flexibility to determine an optimal organizational structure, including whether the chairman role should be held by a non-management director or by the chief executive officer. Our directors possess considerable experience and unique knowledge of the Company’s challenges and opportunities, and consequently are in the best position to evaluate how to organize the capabilities of directors and management. Currently, our Board believes that by serving as both Chair and CEO, Mr. Stanley is able to draw upon his knowledge of the Company’s operations to provide the Board with leadership in setting the agenda and properly focusing discussions. The combined role also ensures that the Company presents its strategy to shareholders, employees and other stakeholders with a single voice. The Board may modify this arrangement in the future to ensure that the leadership structure for the Company remains effective and advances the best interests of our shareholders.

Dr. M. W. Scoggins, one of the Company’s independent directors serves as the Lead Director. In this role, he:

•	Presides at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors;
•	Serves as liaison between the chairman and the independent directors;

•	Approves information sent to the board;
•	Approves meeting agendas for the board;
•	Approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	Has the authority to call meetings of the independent directors; and
•	If requested by major shareholders, ensures that he is available for consultation and direct communication.

Board Committees

Our Board has an Audit Committee, Compensation Committee and Governance Committee, which are each comprised solely of independent directors. As noted above, each committee has a charter that can be found on the Company’s website (www.qepres.com) and will be provided in print without charge at the request of any interested party. The following section includes information about our Board committees. The members of our Board and the Board committees on which they currently serve are identified below.

Director	Audit Committee	Compensation Committee	Governance Committee
Phillips S. Baker, Jr.	X		X
L. Richard Flury		Chair	X
Robert E. McKee, III	Chair	X
Keith O. Rattie
M.W. Scoggins		X	Chair
Charles B. Stanley
David A. Trice	X	X

Audit Committee

The Audit Committee reviews auditing, accounting, financial reporting, and internal control functions; and oversees risk assessment and compliance activities. The Audit Committee has the sole authority to hire, compensate, retain, oversee and terminate the Company’s independent auditor. The Audit Committee also has sole authority to pre-approve all terms and fees for audit services, audit-related services and other services to be performed by the Company’s independent auditor.

The Audit Committee meets all the requirements set forth in Sections 303A.06 and 303A.07 of the NYSE Listed Company Manual. The Board has determined that all members of the Audit Committee satisfy the standards for independence as they relate to audit committees as set forth in Section 303A.02 of the NYSE Listed Company Manual and as set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (Exchange Act). The Audit Committee frequently meets in executive sessions, and meets with the internal auditors and independent auditors outside the presence of management. All Audit Committee members qualify as financial experts.

Compensation Committee

The Compensation Committee oversees our executive compensation program and benefit plans and policies; administers our short and long-term incentive plans, including equity-based programs; oversees short and long-term as well as emergency succession planning; approves compensation decisions for officers; recommends chief executive officer total compensation to the full Board; and annually reviews the performance of the chief executive officer. Our Compensation Committee oversees the risk assessment of our executive and nonexecutive compensation programs. The Compensation Committee also oversees compensation decisions regarding our non-employee directors. The Compensation Committee frequently meets in executive sessions to discuss and approve compensation for officers. The Board has determined that each member of the Compensation Committee meets the independence requirements set forth in the Section 303A.02 of the NYSE Listed Company Manual, that each qualifies as a non-employee director under Rule 16b-3 of the Exchange Act, and as an outside director under Section 162(m) of the Internal Revenue Code, as amended (the Code).

The Compensation Committee has sole authority to retain and dismiss compensation consultants and other advisors that provide objective advice, information, and analysis regarding executive and director compensation. These consultants report directly to and may meet separately with the Compensation Committee, and may consult with the Compensation Committee chairman between meetings. The Compensation Committee has retained Meridian Compensation Partners, LLC (the Consultant). The Compensation Committee determined that the Consultant is independent from our Company. See CD&A – Role of Compensation Consultant- for a description of the Consultant’s duties.

The Compensation Committee has authorized Mr. Stanley, our CEO, to grant restricted stock to newly-hired employees and for employee retention up to a limit of $250,000 per grant. Mr. Stanley’s authority is subject to certain limitations and does not extend to grants to officers or directors. The full Compensation Committee reviews grants made by Mr. Stanley at its next meeting.

Governance Committee

The Governance Committee, which also functions as the Company’s nominating committee, is responsible for committee assignments, new director searches, drafting and revising the Corporate Governance Guidelines, conducting evaluations for the Board and its committees, and making recommendations to the full Board on various governance issues. The Board has determined that all members of the Governance Committee meet the independence requirements set forth in the Section 303A.02 of the NYSE Listed Company Manual.

The Governance Committee’s Charter defines the criteria for director nominees, including nominees recommended by shareholders and self-nominees. These criteria provide a framework for evaluating all nominees as well as incumbent directors. The key criteria are: personal and professional integrity and ethics; experience in the Company’s lines of business; experience as a chief executive officer, president, chief financial officer, or senior officer of a public company or extensive experience in finance or accounting; currently active in business at least part-time or recently retired, with skills and experience needed to serve as a member of the Board; experience as a board member of another publicly-held company; willingness to commit time and resources to serve as a director; and good business judgment, including the ability to make independent analytical inquiries. The Board of Directors considers candidates who will contribute a broad range of knowledge, talents, skills and expertise, particularly in the areas of (i) the oil and natural gas industry, (ii) strategic planning, (iii) accounting and finance, (iv) corporate governance, (v) management, and (vi) diversity of the Board in terms of race, gender, ethnicity, or professional background, sufficient to provide sound and prudent guidance about the Company’s operations and interests. Nominees must be less than 72 years of age. The Company added specific consideration of the diversity of a candidate to the Governance Committee Charter. The Company considers diversity as one of a group of factors considered when reviewing a candidate’s qualifications to serve on the Board.

The Governance Committee will consider director nominations made by shareholders entitled to vote at the Annual Meeting. In order to make a nomination for election at the 2014 Annual Meeting of Shareholders, a shareholder must provide written notice, along with supporting information (as described below) regarding such nominee, to our corporate secretary by February 23, 2014. The Governance Committee evaluates nominees recommended by the shareholders utilizing the same criteria it uses for other nominees.

The notice to our corporate secretary must be accompanied by the following information (among other information) about the shareholder seeking to nominate a director (Proposing Person): (1) the name and address of the Proposing Person; (2) the number of shares of the Company beneficially owned and of record by such Proposing Person; (3) any option, warrant, or other derivative security owned beneficially by such Proposing Person; (4) any proxy, contract, arrangement, understanding, or relationship pursuant to which such Proposing Person has a right to vote any shares of any security of the Company; (5) any short interest in any security of the

Company; (6) any performance-related fees that such Proposing Person is entitled to based on any increase or decrease in the value of shares of the Company; (7) any material interests or relationships of such natural person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the Company and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting; (8) any significant equity interests or any derivative instruments or short interests in any principal competitor of the Company held by such Proposing Person; (9) any pending or threatened litigation in which such Proposing Person is a party or material participant involving the Company or any of its officers or directors, or any affiliate of the Company; (10) any material transaction occurring during the prior twelve months between such Proposing Person, on the one hand, and the Company, any affiliate of the Company or any principal competitor of the Company, on the other hand; and (11) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for pursuant to Section 14 of the Exchange Act.

The notice must also provide (1) the name of each nominee; (2) the number of shares of our common stock owned by each nominee; (3) a description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is made; (4) a questionnaire (provided by the our corporate secretary upon request) completed by the nominee regarding the background and qualifications of the nominee and any person on whose behalf the nomination is being made; (5) a written representation and agreement (in the form provided by our corporate secretary upon request) that the nominee (i) is not and will not be a party to any voting commitment that has not been disclosed to the Company or that would interfere with the person’s fiduciary duties under applicable law if elected; (ii) is not and will not be a party to any compensation, reimbursement, or indemnification agreement in connection with services as a director that has not been disclosed to the Company; and (iii) agrees to comply with all applicable publicly-disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company; (6) a signed consent of the nominee to serve as a director if elected; and (7) such other information concerning the nominee as would be required, under SEC rules, in a proxy statement soliciting proxies for the election of the nominee.

Board Risk Oversight

Our Board, as a whole and through its committees, is responsible for overseeing risk management. The Company’s executive officers are responsible for day-to-day management of the material risks the Company faces. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed by management are adequate and functioning as designed. Our Board and its committees regularly discuss material risk exposures, the disclosure of these risks, the potential impact of risks on the Company, and the efforts of management to address the identified risks.

A number of Board processes support our risk management program. The full Board regularly reviews operational, regulatory and environmental risks and discusses the Company’s enterprise risk management program. The Board reviews and approves the capital budget and certain capital projects, the hedging policy, significant acquisitions and divestitures, equity and debt offerings, and other significant activities.

The Audit Committee plays an important role in risk management by assisting the Board in fulfilling its responsibility to oversee the integrity of the financial statements and our compliance with legal and regulatory requirements. The Audit Committee retains and interacts regularly with our independent auditors and also meets regularly with our internal auditors. Additionally, the Audit Committee reviews financial and accounting risk exposure; the Company’s proved oil and gas reserves estimation reporting process and disclosure; and the Company’s internal controls. The Audit Committee also oversees ethics and compliance procedures and reporting.

The Compensation Committee reviews the compensation program to ensure it is aligned with our compensation objectives and to address any potential risks it may create. The Compensation Committee has designed our short- and long-term compensation plans with features that reduce the likelihood of excessive risk-taking, including a balanced mix of cash and equity and short- and long-term incentives, an appropriate balance of operating and financial performance measures, a proper balance of fixed and at-risk compensation components, significant stock ownership requirements for officers, extended vesting schedules on equity grants, and caps on incentive awards.

Our Governance Committee’s role in risk management includes regularly reviewing developments in corporate governance, and reviewing our Corporate Governance Guidelines in order to recommend appropriate action to the full Board. The Governance Committee also establishes criteria for and determines director independence, provides input for Board membership and committee assignments, and makes adjustments to ensure that we have appropriate director expertise to oversee the Company’s evolving business operations.

Stock Ownership Guidelines for Non-Employee Directors

Our Board has adopted stock ownership guidelines for non-employee directors to align the interests of our directors with the interests of our shareholders and to promote our commitment to best practices in corporate governance. Non-employee directors are required to hold shares of our common stock with a value equal to five-times the amount of the annual cash compensation paid to such director for service on our Board. Non-employee directors are required to achieve the applicable level of ownership within five years of the date the director first became a non-employee member of the Board. Shares that count towards satisfaction of the guidelines include shares owned by the director and phantom stock units attributable to deferred compensation. All of our non-employee directors, regardless of their term of service, currently hold a sufficient number of shares of our common stock to satisfy these guidelines. The director nominee is not required to meet these guidelines until she has served as a director for five years.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2012 were Messrs. Flury, McKee, Scoggins and Trice. No member of our Compensation Committee was at any time during 2012 an officer or employee of the Company. Additionally, no member of the Compensation Committee had any relationship with our Company requiring disclosure as a related-party transaction. During the 2012 fiscal year, no executive officer of our Company served on the compensation committee of any other entity that had one or more of its executive officers serving as a member of our Compensation Committee.

Communications with Directors

Interested parties may communicate with the full Board, non-management directors as a group, or individual directors, by sending a letter in care of Corporate Secretary at QEP Resources, Inc., 1050 17th Street, Suite 500, Denver, Colorado 80265. Our corporate secretary has the authority to discard any solicitations, advertisements, or other inappropriate communications, but will forward any other mail to the named director or group of directors. Any mail that is directed to the full Board will be directed to Mr. Stanley as chairman of the Board and forwarded to the full Board, if appropriate.

Attendance at Meetings

The QEP Board and committees of the Board held the following number of meetings in 2012:

	Board	Audit Committee	Compensation Committee	Governance Committee
Number of 2012 Meetings	8	6	5	4

All directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by each committee on which such director served. Our directors are expected to attend the Company’s Annual Meeting. All of the directors attended the 2012 Annual Meeting.

Family Relationships

None of the current directors or executive officers is related to any other director or executive officer.

Director Retirement Policy

Our Board has adopted a retirement policy that permits a non-employee director to continue serving until the Annual Meeting following his or her 72nd birthday, provided that the director remains actively engaged in business, financial, or community affairs.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Transactions with related persons are those that involve our directors, executive officers, director nominees, greater than 5% shareholders, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. We review all transactions that would involve amounts exceeding $120,000 (the current threshold required to be disclosed in the proxy statement under SEC regulations) and certain other similar transactions.

Mr. Rattie, one of our directors, also serves as a director of Questar. In connection with the Spin-off in June 2010, we entered into certain transitional agreements with Questar, which continue to be effective, regarding employee and tax matters. In addition, we continue to be engaged with Questar in ongoing, ordinary course business transactions, such as gas gathering and oil and gas field operations. Also see Item 3 of Part I of the 2012 Form 10-K for a discussion of current litigation between Questar and the Company regarding a 1993 gas gathering agreement.

Review and Approval of Transactions with Related Persons

We require that all executive officers and directors report to our vice president, compliance, any event or anticipated event that might qualify as a related-person transaction. The vice president, compliance would then report those transactions to the Audit Committee. We also collect information from questionnaires sent to officers and directors early each year that are designed to reveal related-person transactions. If a report or questionnaire shows a potential related-person transaction, our Audit Committee will review the transaction in accordance with our Code of Conduct. Our Audit Committee will review pending and ongoing transactions to determine whether they conflict with the best interests of the Company, impact a director’s independence or conflict with our Code of Conduct. If a related-person transaction is completed, the Audit Committee will determine whether rescission of the transaction, disciplinary action or reevaluation of independence is required. If a waiver to the Code of Conduct is granted to an executive officer or director, the nature of the waiver will be disclosed on our website (www.qepres.com), in a press release, or on a current report on Form 8-K.

SECURITY OWNERSHIP

The information provided below summarizes the beneficial ownership of our common stock by our named executive officers, each of our directors, all of our executive officers and directors as a group, and persons owning more than five percent of our common stock. “Beneficial ownership” generally includes those shares of common stock held by someone who has investment and/or voting authority of such shares or has the right to acquire such common stock within 60 days. The ownership includes common stock that is held directly and also stock held indirectly through a relationship, a position as a trustee or under a contract or understanding.

Directors and Executive Officers

The following table lists the shares of our common stock beneficially owned by each director, director candidate, and named executive officer, and all directors and executive officers as a group as of March 6, 2013. Except as noted, (i) each person has sole voting and investment power over the shares shown in the table and (ii) the address of the persons listed below is c/o QEP Resources, Inc., 1050 17th Street, Suite 500, Denver, Colorado 80265. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire shares within 60 days of March 6, 2013, are included as outstanding and beneficially owned for that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	Amount and Nature of Beneficial Ownership
Name	Common Stock Beneficially Owned (#)[1,2,3]	Common Stock Acquirable within 60 Days (#)[4]	Total Beneficially Owned (#)[2]	Percent of Class (%)
Charles B. Stanley	506,650[5]	302,509	809,159[5]	*
Richard J. Doleshek	141,433[6]	165,153	306,586[6]	*
Jay B. Neese	176,965[7]	141,471	318,436[7]	*
Perry H. Richards	48,185[8]	50,603	98,788[8]	*
Jim E. Torgerson	106,173[9]	118,077	224,250[9]	*
Eric L. Dady	53,913[10,11]	31,683	85,596[10,11]
Phillips S. Baker, Jr.	14,897	0	14,897	*
Julie A. Dill	0[12]	0[12]	0[12]	*
L. Richard Flury	23,512	0	23,512	*
Robert E. McKee, III	9,155[13]	14,000	23,155[13]	*
Keith O. Rattie	392,826[14,15]	382,174	775,000[14,15]	*
M. W. Scoggins	7,700[16]	0	7,700	*
David A. Trice	7,500	0	7,500	*
All directors and executive officers (18 individuals including those listed above)	1,630,618	1,277,351	2,907,969	1.6%
*	The percentage of shares owned is less than 1%. The percentages of beneficial ownership have been calculated in accordance with Rule 13d-3(d)(1) under the Exchange Act.

[1]	This total does not include shares of common stock that directors or executive officers have the right to acquire within 60 days of March 1, 2013.
[2]

This total does not include phantom stock in the director or officer’s deferred compensation account. The directors and officers held the following numbers of phantom stock in their deferred compensation accounts as of March 6, 2013:

Name	Phantom Stock on 3/6/13
Charles B. Stanley	53,039
Richard J. Doleshek	7,072
Jay B. Neese	22,261
Perry H. Richards	5,067
Jim E. Torgerson	6,068
Eric L. Dady	4,476[11]
Phillips S. Baker, Jr.	15,993
Julie A. Dill	0[12]
L. Richard Flury	48,991
Robert E. McKee, III	63,900
Keith O. Rattie	11,491
M. W. Scoggins	61,578
David A. Trice	14,303

[3]

This total does not include the officers’ long-term cash incentive amounts measured in performance share units. The officers held the following numbers of performance share units in the Cash Incentive Plan as of March 6, 2013:

Name	Performance Share Units on 3/6/13
Charles B. Stanley	128,098
Richard J. Doleshek	62,260
Jay B. Neese	50,097
Perry H. Richards	17,892
Jim E. Torgerson	33,731
Eric L. Dady	3,393[11]

[4]	These amounts include shares subject to stock options that will vest within 60 days.
[5]

This number includes 13,338 equivalent shares of stock held for Mr. Stanley’s account in the QEP 401(k) Plan, and 112,031 shares of unvested restricted stock, with respect to which he receives dividends and has voting power, but which cannot be disposed of until they vest. Some of the vested shares listed for Mr. Stanley are held in a family trust, of which he and his wife are trustees. Excludes 119,907 shares owned by the QEP Resources Educational Foundation, a nonprofit corporation. As chairman of the Board of Trustees of the Foundation, Mr. Stanley has voting power for such shares. Mr. Stanley disclaims any beneficial ownership of these shares.

[6]

This total includes1,207 equivalent shares of stock held for Mr. Doleshek’s account in the QEP 401(k) Plan, and 58,192 shares of unvested restricted stock, with respect to which he receives dividends and has voting power, but which cannot be disposed of until they vest.

[7]

This amount includes 31,914 equivalent shares of stock held for Mr. Neese’s account in the QEP 401(k) Plan, and 45,610 shares of unvested restricted stock, with respect to which he receives dividends and has voting power, but which cannot be disposed of until they vest.

[8]

This amount includes 6,450 equivalent shares of stock held for Mr. Richards’ account in the QEP 401(k) Plan, and 15,960 shares of unvested restricted stock, with respect to which he receives dividends and has voting power, but which cannot be disposed of until they vest.

[9]

This amount includes 10,871 equivalent shares of stock held for Mr. Torgerson’s account in the QEP 401(k) Plan, and 56,973 shares of unvested restricted stock, with respect to which he receives dividends and has voting power, but which cannot be disposed of until they vest.

[10]	This number reflects Mr. Dady’s ownership on his retirement date of October 1, 2012.
[11]

This total includes 5,963 equivalent shares of stock held for Mr. Dady’s account in the QEP 401(k) Plan. Excludes amounts tracked as phantom shares under the Deferred Compensation Wrap Plan and the cash incentive plan, that are payable only in cash.

[12]	Ms. Dill is seeking her first term as a QEP director. Consequently, she is not yet subject to the director stockholding guidelines.
[13]	Some of these shares are held in Mr. McKee’s family trust.
[14]	Some of these shares are held in an irrevocable trust of which Mr. Rattie is the trustee.
[15]

At the time of the Spin-off, Mr. Rattie received a grant of restricted stock units for 34,119 shares of our common stock, valued at $1,000,000, for his exceptional contributions toward completion of the transaction. Pursuant to the terms of Mr. Rattie’s Restricted Stock Agreement, he receives additional restricted stock units equal to the amount of dividends paid on the common stock. This total excludes his 34,328 restricted stock units.

[16]	These shares are held in a joint account with Mr. Scoggins’ spouse.

Certain Beneficial Owners

The following table sets forth information, as of December 31, 2012, with respect to each person known by the Company to beneficially own more than five percent of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	15,730,312	[1]	8.83%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	10,771,993	[2]	6.04%
Invesco Ltd. 1555 Peachtree Street NE Atlanta, GA 30309	9,369,501	[3]	5.30%

[1]	Based upon its Schedule 13G filed with the SEC on February 1, 2013, BlackRock has sole dispositive and voting power over all of these shares.

[2]	Based upon its Schedule 13G filed with the SEC on February 11, 2013, Vanguard has sole dispositive power over all of these shares and sole voting power with respect to 305,469 shares.
[3]	Based upon its Schedule 13G filed with the SEC on February 13 2013, Invesco has sole dispositive power over all of these shares and sole voting power with respect to 8,595,521 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act and regulations promulgated by the SEC, the Company’s directors, executive officers, and persons who own more than 10% of the Company’s stock are required to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of all such reports they file. The Company’s corporate secretary prepares reports for directors and executive officers based on information known and otherwise supplied, including information provided in response to director and officer questionnaires. Based upon this information, the Company believes that all filing requirements under Section 16(a) of the Exchange Act were satisfied for 2012.

AUDIT COMMITTEE REPORT

The Audit Committee adopted its charter in 2010 upon formation of the Company and has amended it from time-to-time. Audit Committee members are appointed each year by the Board to review the Company’s financial matters. The Board has determined that each member of our Audit Committee meets the independence requirements set by the NYSE. The Board has also determined that all members of the Audit Committee are audit committee financial experts as defined by the SEC. No member of the Audit Committee serves as a member of the audit committee of more than three public companies.

We reviewed and discussed with the Company’s management the audited financial statements for the year ended December 31, 2012. We discussed with representatives of PwC, the Company’s independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU§ 380), Communication with Audit Committees. We have also received the written disclosures and the letter from PwC, which are required by applicable provisions of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and we have discussed with representatives of PwC its independence from the Company. We have also discussed with the Company’s officers and PwC such other matters and received such assurances from them as we deemed appropriate.

Based on our review and discussions, we have recommended to the Company’s Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

By the Audit Committee:

Robert E. McKee III, Chair

Phillips S. Baker, Jr.

David A. Trice

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management and, based on our review and discussions, have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee:

L. Richard Flury, Chair

Robert E. McKee III

M. W. Scoggins

David A. Trice

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

NAMED EXECUTIVE OFFICERS

The Company’s Named Executive Officers (NEOs) are:

Name and Title	Background
Charles B. Stanley Chairman, President, and Chief Executive Officer	Charles B. Stanley, age 54, has served as president and chief executive officer of QEP since the Spin-off in 2010 and as chairman of the board since May 2012. He served as executive vice president and chief operating officer of Questar and as a director of Questar from 2002 until the Spin-off. Prior to joining Questar, he served as president, chief executive officer and a director of El Paso Oil and Gas Canada from 2000 to 2002 and as president and chief executive officer of Coastal Gas International Company from 1995 to 2000.
Richard J. Doleshek Executive Vice President, Chief Financial Officer and Treasurer	Richard J. Doleshek, age 54, has been the executive vice president and CFO of QEP from 2010 to present. Previously, Mr. Doleshek served as executive vice president and CFO of Questar from 2009 to 2010. Prior to joining Questar, Mr. Doleshek was executive vice president and CFO of Hilcorp Energy Company from 2001 to 2009.
Jay B. Neese Executive Vice President	Jay B. Neese, age 54, has 35 years of service with our Company and has served as executive vice president of the Company from 2010 to present. Previous titles with Questar include senior vice president (2005 to 2010); executive vice president, Market Resources and Market Resources Subsidiaries (2005 to 2010); vice president, Market Resources and Market Resources Subsidiaries (2003 to 2005); and assistant vice president (2001 to 2003).
Jim E. Torgerson Senior Vice President – Operations	Jim E. Torgerson, age 49, has been the senior vice president, Operations from January, 2012 to present. Previously, Mr. Torgerson was the senior vice president, Drilling and Completions (2011). Prior to 2011, Mr. Torgerson held the following titles with Questar: vice president, Drilling and Completions (2009 to 2010); and vice president, Rockies Drilling and Completions (2005 to 2008).

Perry H. Richards Senior Vice President – Field Services	Perry Richards, age 51, has 31 years of service with our Company, has served as senior vice president of the Company since 2010 and is responsible for managing QEP Field Services Company. Mr. Richards has previously served as vice president, Questar Gas Management (2005 to 2010).
Eric L. Dady Vice President and General Counsel (retired)	Eric Dady, age 58, retired on October 1, 2012, after 18 years of service with our Company. He held the position of vice president and general counsel from 2010 to his retirement. Prior to the Spin-off, Mr. Dady was the general counsel, Questar Market Resources.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2012 Business Results

During 2012, QEP Resources delivered solid financial and operational results driven primarily by:

•	The leadership and financial discipline of our executive management team;
•	The addition of a major new upstream asset in North Dakota to our existing high-quality portfolio;
•	Continued focus on diversification of our production mix to include more crude oil;
•	Our low cash cost of production;
•	Our complementary midstream business; and
•

A commodity price risk management program that uses derivative instruments to protect revenues from a portion of our production against a decline in the prices of natural gas, crude oil, and natural gas liquids (NGL).

With focused leadership on key strategic issues, our management team delivered strong operating and financial results during 2012, including the following:

•	Completed the $1.4 billion acquisition of oil and gas properties in North Dakota (North Dakota Acquisition);
•	Achieved Adjusted EBITDA[1] of $1,416 million for 2012, compared with $1,387 million in 2011;
•	Achieved QEP Energy Adjusted EBITDA of $1,134 million, a 7% increase from 2011 despite a 15% decrease in net realized gas prices and a 24% decrease in net realized NGL prices;
•	Replaced 201% of 2012 production at a proved developed finding and development cost of $2.63/Mcfe (million cubic feet of natural gas equivalent);
•	Increased natural gas and oil-equivalent production by 16% to 319 Bcfe (billion cubic feet of natural gas equivalent);
•	Achieved 80% growth in crude oil and NGL production and 52% growth in crude oil and NGL reserves over 2011 volumes;
•

Started and made substantial progress in the construction of the Iron Horse II 150 MMcfed (million cubic feet of natural gas equivalent per day) cryogenic gas processing plant in the Uinta Basin and the 10,000 Bbl (barrels) per day NGL fractionator expansion at QEP’s Blacks Fork plant in southwestern Wyoming;

•	Issued $1.15 billion of senior notes and entered into a $300 million five-year term loan; and
•	Strengthened our human resources practices related to employee development, succession planning and recruitment.

1 Adjusted EBITDA is a non-GAAP measure. Management defines Adjusted EBITDA as net income before the following items: separation costs, accrued litigation loss contingency, depreciation, depletion and amortization, exploration expense, abandonment and impairment, gains and losses from asset sales, unrealized gains and losses on derivative contracts, interest and other income, loss on early extinguishment of debt, interest expense, income taxes and discontinued operations. A reconciliation of adjusted EBITDA to net income can be found on page 41 of our Annual Report on Form 10-K for the year ended December 31, 2012 (2012 Form 10-K). Adjusted EBITDA, as adjusted to eliminate the impact of commodity prices and other extraordinary items, is used to determine amounts payable under our annual incentive program.

Highlights of 2012 Compensation Actions

The table below summarizes key actions taken by our Compensation Committee in 2012.

Element	Action
Elimination of Gross-ups	As stated in our prior year proxy statement, in 2012 we implemented the new Executive Severance Plan which eliminated excise tax gross-ups and aligned with market best practices.
Response to Say on Pay	In 2012, our shareholders’ advisory vote on executive compensation, or “Say on Pay,” received approximately 94% approval from our shareholders. As a result of this strong support for our compensation programs and ongoing deliberations by our Compensation Committee (with input from the Consultant), we did not make any significant changes to our program in 2012, except for the elimination of tax gross-ups.
Base Salary	Our executive officers received an increase to their base salaries of approximately 6% on average in early 2012. QEP employees were also eligible, based on individual performance and other factors, for a similar average base salary adjustment.
Annual Incentive Program (AIP)	Under our annual incentive program (AIP), our NEOs received a payout at 121% of target based on the achievement of performance goals. We exceeded our targets in three out of four categories (Adjusted EBITDA, NGL production and Strategic Goals) designed to measure annual Company performance and drive long-term shareholder value creation in 2012. QEP employees also received an incentive payout averaging 121% based on company performance and adjusted for individual performance.
Long-Term Incentives	Long-term incentives comprise the majority of our executives’ total compensation. In February 2012, the Compensation Committee awarded new restricted stock, stock options and performance share units (PSUs) based on relative Total Shareholder Return (TSR) designed to incentivize performance that drives long-term shareholder value. In 2012, our Compensation Committee did not make a determination regarding achievement of performance goals under prior grants of performance share units, as no previous awards were vested

Key Features of Our Executive Compensation Program

Our Executive Compensation Practices (What We Do)

✓       Pay for Performance – Our executives’ total compensation is heavily weighted toward performance-based pay. Our annual incentive program is based on performance against key financial and operational metrics. The ultimate value delivered by our long-term incentive program is tied to performance of both absolute and relative shareholder return.

✓ Executive Ownership Guidelines – We have adopted best practice stock ownership guidelines for our executives and directors.

✓       External Benchmarking – Our Compensation Committee reviews competitive compensation data based on an appropriate group of exploration and production peer companies prior to making annual compensation decisions.

✓ Double-Trigger – Our Executive Severance Plan confers benefits only if the employee is terminated within a stated period of time following a change in control.
✓ Independent Compensation Consultant – We have engaged an independent executive compensation advisor who reports directly to the Compensation Committee and provides no other services to the Company.
✓ Review of Tally Sheets – Our Compensation Committee reviews tally sheets prior to making annual executive compensation decisions.

✓       Mitigate Undue Risk – We conduct a risk assessment annually to carefully consider the degree to which compensation plans and decisions affect risk taking. We do not believe that any of the compensation arrangements in place are reasonably likely to have a material adverse impact on the Company.

Executive Compensation Practices We Have Not Implemented (What We Don’t Do)
X No Excise Tax Gross-Ups – Our Executive Severance Plan does not provide excise tax gross-ups.
X No Repricing – Our 2010 Long-Term Stock Incentive Plan does not permit the repricing of underwater stock options.
X No Hedging, Pledging or Derivatives Trading of QEP Stock – These practices are strictly prohibited for all officers, directors and employees of the Company.

X      No Excessive Perquisites – Our supplemental retirement programs are limited to restoring the benefits lost under our qualified retirement plans and eligibility is not limited to executives. Our officer allowance of $8,500 per year offsets the cost of tax preparation, financial planning and related expenses.

Compensation Philosophy

The principal tenets of our compensation philosophy are as follows:

Our executive compensation programs should be competitive with our peers to attract, retain and reward effective leaders. We evaluate the range of current industry compensation practices to provide external benchmarks that inform our executive compensation structure. Our Compensation Committee determines individual total compensation targets within this framework to provide compensation that correlates with the Company’s relative performance to peers. We do not, however, target a specific percentile of the peer market data. This approach provides the flexibility needed to manage our executive compensation programs to meet our current business needs.

Our executive compensation programs should be designed to support a performance-based culture. The majority of each executive’s compensation is therefore at risk and based on attainment of short-term goals, long-term performance relative to our peers, and total shareholder return.

Our executive compensation programs should be designed to align our executives’ interest with those of our stockholders. A substantial portion of our compensation is provided in the form of long-term equity incentives that tie executive pay to stock performance. In addition, we require each of our NEOs to meet industry leading stock ownership guidelines.

Our executive compensation programs should encourage appropriate risk management. The Compensation Committee believes that effective leadership in the oil and gas business requires taking prudent business risks while discouraging excessive risk taking. To encourage this balance, the Compensation Committee has structured our compensation to include extended three-year vesting schedules on all long-term incentive awards, and to base at least a portion of annual incentive awards on meeting strategic objectives regarding safety, legal and regulatory compliance.

Compensation Elements

Our compensation program for NEOs aligns with our compensation philosophy and is composed of elements designed to address a variety of objectives. The incentive programs comprising the variable elements of total compensation fall under two primary compensation plans: the QEP Resources, Inc. 2010 Long-Term Stock Incentive Plan (LTSIP) and the QEP Resources, Inc. Cash Incentive Plan (CIP).

The table below highlights each element of our compensation program and the primary role of such element in achieving our compensation objectives. Refer to each specific section for more details on each program.

Compensation Element	Role in Total Compensation
Base Salary	• Provides fixed compensation based on an individual’s skills, experience and proficiency, market competitive data, and the relative value of the individual’s role within the Company.
Annual Incentive Program (AIP)

•       Rewards annual Company performance;

•      Aligns participants with short-term financial and operational objectives specific to each calendar year;

•      Motivates participants to meet or exceed internal and external performance expectations;

•      Communicates the Compensation Committee’s evaluation of annual Company performance; and

•      Recognizes individual contributions to the organization’s results.

Long-Term Incentives ✓ Performance Share Units ✓ Restricted stock ✓ Stock options

•       Rewards long-term Company performance, directly aligned with shareholder interests;

•       Provides a strong performance-based equity component;

•       Recognizes and rewards share performance relative to industry peers;

•       Aligns compensation with sustained long-term value creation;

•       Allows executives to acquire a meaningful and sustained ownership stake in the Company; and

•       Fosters executive retention by vesting awards over multiple years.

Benefits ✓ Health & Welfare ✓ Retirement ✓ Deferred Compensation Benefits ✓ Other

•       Helps QEP attract and retain executive talent and remain competitive in our industry by offering a comprehensive employee benefits package;

•       Provides health and welfare benefits comparable to those provided to all other employees;

•       Provides financial security in the event of various individual risks and maximizes the efficiency of tax-advantaged compensation vehicles; and

•       Provides limited and minimal perquisites as described in footnote 7 of the Summary Compensation Table.

Termination Benefits

•       Attracts and retains executives in a competitive and changing industry, ensures executives act in the best interests of stockholders in a change in control, and settles up front any potential dispute regarding an executive’s termination.

Compensation Mix

Our pay-for-performance philosophy is demonstrated in the mix of compensation that we provide for our NEOs. A significant portion of our officers’ compensation is in the form of annual and long-term cash incentives under the CIP and long-term equity incentives under the LTSIP. Each of these incentives plays a role in aligning pay with QEP’s performance and the long-term financial interests of our executives with those of our shareholders.

The chart below identifies the mix of at-risk pay (incentives) versus fixed pay (salary) as a percentage of target total compensation, (excluding benefits and termination benefits) for the 2012 compensation period.

	Fixed Pay	At-Risk Pay
	Annual Base Salary	Annual Incentive	Long-Term Incentive				Total At- Risk
			PSUs	Stock Options	Restricted Stock	Subtotal LTI
Mr. Stanley	14%	14%	24%	24%	24%	72%	86%
Mr. Doleshek	18%	16%	22%	22%	22%	66%	82%
Mr. Neese	17%	14%	23%	23%	23%	69%	83%
Mr. Torgerson	22%	15%	21%	21%	21%	63%	78%
Mr. Richards	28%	15%	19%	19%	19%	57%	72%
Mr. Dady	29%	17%	18%	18%	18%	54%	71%

Key Executive Compensation Design Considerations

Following are important factors considered by our Compensation Committee when structuring our executive compensation:

Executive Share Ownership Requirements

We have established stock ownership guidelines for executive officers with the goal of promoting ownership of our common stock and aligning the interests of our executive officers with those of our shareholders. The ownership guidelines are currently established at the following minimum levels:

Named Executive Officer	Guideline	Ownership Status as of 12/31/2012
Mr. Stanley[1]	6x base salary	Exceeds
Mr. Doleshek[1]	3x base salary	Exceeds
Other NEOs	2x base salary	Exceeds

[1]	The stock ownership guidelines for Messrs. Stanley and Doleshek are set forth in their employment agreements.

Our executives are required to achieve the applicable level of stock ownership within five years of the date the person first becomes an officer. Shares that count towards satisfaction of the guidelines include shares owned outright by the executive, restricted shares, shares held in the Employee Investment Plan and phantom stock units attributable to deferred compensation under the QEP Deferred Compensation Wrap Plan.

Tax and Accounting Considerations

Our Compensation Committee considers tax and accounting rules and regulations when structuring the executive compensation paid to our NEOs, including the following:

•	Under Section 280G and Section 4999 of the Code, compensation that is granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to “excess parachute payments” and, to such extent, will be non-deductible by the Company and subject to a 20% excise tax payable by the executive. During 2012, we eliminated gross-ups with respect to such 20% excise tax under the QEP Executive Severance Plan.

•

Section 162(m) of the Code generally precludes us from deducting for tax purposes compensation paid in excess of $1,000,000 in any taxable year to any NEO listed in the Summary Compensation Table who is employed by us at the end of such taxable year (other than our chief financial officer), unless the compensation is “performance-based compensation” and meets certain other requirements. Our policy is primarily to design and administer compensation plans that support the achievement of short-term and long-term strategic objectives and enhance shareholder value. Where it is consistent with our compensation philosophy, the Compensation Committee may also attempt to structure compensation programs to comply with the performance-based compensation exception to Code Section 162(m), or that are otherwise tax-advantageous to us. Currently, only awards under our CIP (which was approved by shareholders at our 2012 Annual Meeting) can be structured in a manner intended to constitute performance-based compensation, although there is no requirement or guarantee that such awards (such as AIP awards or PSUs) will, in fact, qualify as performance-based compensation. Equity incentive awards under our LTSIP will not constitute performance-based compensation as the LTSIP has not been approved by our shareholders subsequent to the Spin-off. We note, however, that a significant portion of equity awards to our NEOs under the LTSIP are time-vested restricted stock awards, which, although consistent with our compensation philosophy, would not qualify as performance-based compensation in any event.

•

Section 409A – Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, the timing of payments and certain other matters. Failure to satisfy these requirements can expose our employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Our Compensation Committee endeavors to structure executive compensation in a manner that is either compliant with, or exempt from the application of, Section 409A of the Code.

•

Fair Value of Stock-Based Payments – Awards of stock options and restricted stock under the LTSIP and awards of performance share units under the CIP are accounted for under FASB ASC Topic 718 (formerly referred to as SFAS No. 123(R)). FASB ASC Topic 718 requires the recognition of expense for the fair value of stock-based payments. Our Compensation Committee considers the accounting impact in evaluating QEP’s executive compensation programs.

Compensation Risk Assessment

We regularly evaluate the major risks to our business, including how risks taken by management could impact the value of executive compensation. Our Compensation Committee reviewed a risk assessment (completed by the Consultant) of the Company’s executive and non-executive compensation programs. Based on this review, our Compensation Committee believes that while there are certain risks inherent in the nature of the Company’s business, the Company’s compensation program does not encourage our executives or our non-executive employees to take inappropriate or excessive risks. The risk-mitigating factors considered by our Compensation Committee included the following:

•	An appropriate balance of operating and financial performance measures;
•	An appropriate balance of fixed and at-risk compensation components;
•	A balanced mix of cash and equity, with significant weighting on long-term incentive awards;
•	Significant stock ownership requirements for executives and policies prohibiting hedging, pledging and engaging in derivative transactions;
•	Extended three-year vesting schedules on equity grants;

•	Caps and defined thresholds for payout on incentive awards; and
•	Compensation Committee authority over plan design and final determination of actual compensation awards.

Our Compensation Committee believes that these factors encourage all of our employees to focus on QEP’s sustained long-term performance.

Prohibition on Hedging, Pledging and Derivatives Trading

The Company has a policy that prohibits directors, officers and employees from engaging in derivative transactions involving QEP stock for any purpose, including short-term trading, options trading, pledging, trading on margin, and hedging.

Clawback of Compensation

After requesting research on this topic from the Consultant, in 2012 the Compensation Committee evaluated adding a clawback policy to our executive compensation program prior to the publication of SEC guidance on the Dodd-Frank provisions. Although it is the intent of the Compensation Committee to implement a clawback provision for QEP executive compensation programs, the Compensation Committee decided to wait for SEC guidance to ensure that the provisions are comprehensive and meet or exceed all regulatory requirements.

Succession Planning

QEP conducts a comprehensive succession planning process that involves assessment across the organization of employee performance and potential, as well as readiness of potential successors to key roles and developmental needs. This process also helps inform the Compensation Committee in making compensation decisions. Our Compensation Committee annually reviews this process with specific focus on the CEO and his direct reports. The Committee views this as a critical process to ensure continuity of our business and to provide challenging and rewarding career opportunities for our employees.

Role of Compensation Consultant

Our Compensation Committee engaged Meridian Compensation Partners as its compensation consultant to help ensure that our executive compensation programs are competitive and consistent with our compensation philosophy. In making this decision, the Compensation Committee considered the following:

•	The Consultant’s historical performance in supporting the committee and its familiarity with our executive compensation programs;
•	Its extensive experience and familiarity with the compensation programs of our peer companies and sector,
•	The range of compensation services offered by the Consultant; and
•	The independence of the Consultant, considering the independence factors outlined by the NYSE.

Our Compensation Committee determined the scope of the engagement, which included:

•	Providing benchmarking data on executive and outside director compensation for the Compensation Committee to use in its decision-making process;
•	Providing input into plan design discussions and individual compensation actions, as needed;
•	Conducting a compensation program risk assessment;
•	Periodic plan design review and recommendations;
•	Reviewing and providing feedback on the compensation-related disclosures in our proxy statement; and
•	Informing the Compensation Committee about recent trends, best practices, and other developments affecting executive compensation.

Except as set forth above, the Consultant does not provide any other services to the Company. The Consultant attended all Compensation Committee meetings, including executive sessions as requested. The Consultant met with members of management, including the CEO and vice president Human Resources, in carrying out these duties, but reported exclusively to our Compensation Committee. The Compensation Committee determined that the Consultant’s work in 2012 did not create any conflicts of interest.

Compensation Process

Our Compensation Committee is guided by the compensation philosophy described above and utilizes the expertise and objectivity of the Consultant and competitive benchmarking. The key steps in determining compensation for our NEOs are as follows:

Step 1: Establish Peer Group

Our Compensation Committee maintains a compensation peer group of companies, which consists of similarly-sized, publicly traded oil and natural gas exploration and production companies that have similar operating and financial characteristics to us, as they represent QEP’s competition for executive talent. With the assistance of our CEO and the Consultant, our Compensation Committee reviews the composition of the peer group annually to ensure that companies remain relevant for comparative purposes.

In determining our peer group, consideration is given to a variety of operating and financial criteria. The median of the key metrics of the group chosen approximates QEP’s asset value, enterprise value, and market capitalization.

The Compensation Committee referenced compensation data gathered from industry peers in 2011 in connection with its executive compensation decisions made in early 2012, including grants of equity-based compensation to and base salary increases for our NEOs. The compensation peer group referenced in that 2012 analysis included the following:

Company Name	Assets[1] ($000)	Enterprise Value[1,2] ($000)	Market Cap[1,3] ($000)
Cabot Oil & Gas Corp	$4,331	$9,071	$7,931
Cimarex Energy Co	$5,429	$5,600	$5,307
Denbury Resources Inc	$10,184	$8,212	$5,914
EOG Resources Inc	$24,839	$30,326	$26,485
Forest Oil Corp	$3,381	$3,151	$1,549
Newfield Exploration Co	$8,991	$8,032	$5,078
Noble Energy Inc	$16,444	$19,284	$16,674
Petrohawk Energy Corp	$10,813	N/A	N/A
Pioneer Natural Resources Co	$11,524	$13,280	$10,903
Plains Exploration & Prod Co	$9,791	$8,950	$5,178
Quicksilver Resources Inc	$3,995	$3,223	$1,150
Range Resources Corp	$5,845	$11,724	$9,988
Southwestern Energy Co	$7,903	$12,316	$11,126
Ultra Petroleum Corp	$4,870	$6,351	$4,525
Whiting Petroleum Corp	$6,046	$6,674	$5,481
25th Percentile	$5,149	$6,432	$5,103
50th Percentile	$7,903	$8,581	$5,697
75th Percentile	$10,499	$12,168	$10,674
QEP Resources Inc	$7,443	$6,794	$5,185
	48%ile	31%ile	31%ile

[1]	Amounts are as of December 31, 2011
[2]	Enterprise Value is market value plus total debt and current preferred stock, minus cash and equivalents. Source: Standard and Poors Research Insight
[3]	Market Capitalization is Company’s outstanding shares multiplied by monthly closing price. Source: Standard and Poors Research Insight

In February 2012, our Compensation Committee modified the peer group for purposes of measuring the Company’s relative total shareholder return and future potential payout for performance share units granted in 2012 (for the 2012 to 2015 performance period). These changes included replacing EOG Resources, Inc. with SM Energy (a more similarly-sized company to QEP) and removing Petrohawk Corporation (because it was acquired in September 2011).

Step 2: Determine Total Compensation Targets

At the request of our Compensation Committee, in November 2011, the Consultant conducted a benchmarking analysis to use as a reference point for assessing the competitiveness of QEP’s executive compensation programs. The peer group benchmarking analysis included the 25th, 50th, and 75th percentiles for each component of compensation (base salary, target incentive, and long-term incentives) and total compensation for the roles of each of our executive officers, including the NEOs. Our Compensation Committee does not target a specific percentile from this analysis, but uses all the data points as guidance to inform decisions. This approach provides flexibility to the Compensation Committee to address several different factors such as proficiency in role, scope of role, succession potential and internal equity.

In addition to the competitive analysis and other support provided by the Consultant, the vice president Human Resources and her team also provide information to our Compensation Committee to aid the decision-making process, including areas such as: individual executives’ current compensation information, succession potential, organizational considerations, alignment with internal employee programs and Company performance. To support specific compensation decisions, the Compensation Committee also reviews information provided by tally sheets, including but not limited to, stock ownership levels and calculations of potential liabilities upon various termination events.

From this analysis, in February 2012 the Compensation Committee established target total compensation levels for each NEO, including base salary, annual incentive target and long-term incentive award. The base salary changes were effective March 1, 2012. The long-term incentive grants were made on February 13, 2012, as 1/3 PSUs, 1/3 stock options, and 1/3 restricted stock.

2012 Total Compensation Targets by NEO

The Compensation Committee reviews each NEO’s target total compensation each year, makes adjustments to base salary and annual incentive target where warranted, and determines the long-term incentive grant for each NEO. The base salary and annual incentive targets as a percentage of base salary for Messrs. Stanley and Doleshek are subject to the terms of their individual employment agreements. See “— Potential Payments upon Termination or Change in Control — Employment Agreements” for a description of these employment agreements.

Below is a summary of our current NEOs’ roles, 2012 accomplishments and target total compensation levels.

Charles Stanley – President and Chief Executive Officer. Mr. Stanley provides executive leadership to QEP Resources and its Board of Directors. His responsibilities include providing strategic direction to position the Company for long-term shareholder value creation, organizational leadership and overall accountability for financial and operating performance. Effective management of communications with shareholders, potential investors, and the Board are also critical components of his role. In 2012, while continuing to build the solid foundation of a successful, independent exploration & production company, Mr. Stanley led the organization to complete the largest acquisition in the Company’s history. Across QEP, oil volumes increased 69%, liquids grew from 14% to 22% of total production, and our proved reserves grew by 322 Bcfe.

The following table outlines Mr. Stanley’s total compensation target change from 2011 to 2012:

	2011	2012	% Change
Annual Base Salary	$750,000	$790,000	5%
Annual Incentive Target (% of base salary)	100%	100%	0%
Annual Incentive Target	$750,000	$790,000	5%
Long-Term Incentive Target	$3,800,000	$4,150,000	9%
Total Compensation Target	$5,300,000	$5,730,000	8%

Richard Doleshek – Executive Vice President and Chief Financial Officer. Mr. Doleshek provides executive leadership to several key corporate functions, including Finance, Treasury, Accounting, Risk, Tax, Information Technology and Internal Audit. This portfolio provides the financial foundation for a newly independent E&P Company and consequently has been a significant area of focus for the Company throughout its first few years. Mr. Doleshek’s expertise in finance has also been instrumental in establishing and maintaining QEP’s strong financial position from the Spin-off through the $1.4 billion acquisition completed in 2012, a period of significant growth and change.

The following table outlines Mr. Doleshek’s total compensation target change from 2011 to 2012:

	2011	2012	% Change
Annual Base Salary	$490,000	$515,000	5%
Annual Incentive Target (% of base salary)	90%	90%	0%
Annual Incentive Target	$441,000	$463,500	5%
Long-Term Incentive Target	$1,850,000	$2,000,000	8%
Total Compensation Target	$2,781,000	$2,978,500	7%

Jay Neese – Executive Vice President. Mr. Neese provides executive leadership to QEP Energy, a key role that ensures we are maximizing shareholder value over the long term in our E&P business. Mr. Neese is responsible for determining the development plan for our various resource plays. Mr. Neese has direct accountability for the leadership of our Northern and Southern Regions, Technical and Commercial Services, Land, the Acquisition & Divestitures team and QEP’s marketing business. In 2012, Mr. Neese played a key leadership role in the valuation and due diligence process for our new North Dakota properties and effectively managed our capital allocation through the year to maximize liquids production and to respond to rapidly changing commodity prices.

The following table outlines Mr. Neese’s total compensation target change from 2011 to 2012:

	2011	2012	% Change
Annual Base Salary	$425,000	$446,000	5%
Annual Incentive Target (% of base salary)	85%	85%	0%
Annual Incentive Target	$361,250	$379,100	5%
Long-Term Incentive Target	$1,650,000	$1,800,000	9%
Total Compensation Target	$2,436,250	$2,625,100	8%

Jim Torgerson – Senior Vice President – Operations. Mr. Torgerson’s previous position as SVP of Drilling & Completions expanded in early 2012 to include all of QEP Energy operations, as a direct result of the decision to consolidate production operations with drilling and completions to optimize all field operations. Mr. Torgerson has extensive experience in operations and has been a key driver to the success QEP has enjoyed in developing resource-rich locations such as Pinedale and being one of the lowest cost developers in the industry. In 2012 Mr. Torgerson implemented several changes to drive operational best practices across all locations by improving communication and integration between production operations and completions, reducing well costs and ensuring the consistent application of health, safety, and environmental (HSE) practices. The transition of operations of our new North Dakota properties to QEP from the previous owners was led by Mr. Torgerson and he continues to be critical to the success that we have experienced with those properties to date.

The following table outlines the components of Mr. Torgerson’s total compensation target in 2012, his first year as an NEO:

2012
Annual Base Salary	$400,000
Annual Incentive Target (% of base salary)	75%
Annual Incentive Target	$300,000
Long-Term Incentive Target	$1,200,000
Total Compensation Target	$1,900,000

Perry Richards – Senior Vice President – Field Services. Mr. Richards provides executive leadership to QEP Field Services, ensuring we are maximizing shareholder value over the long term in our midstream business. Mr. Richards’ role includes all components of running a successful midstream business, including accountability for commercial decisions, oversight of contract and agreement structure, operation of plants and gathering systems, as well as HSE within Field Services. In 2012, Mr. Richards led his team to an on time, on budget construction of the Iron Horse II plant and the Blacks Fork fractionator expansion, as well as ensured the safe and efficient management of all existing operations.

The following table outlines Mr. Richards’ total compensation target change from 2011 to 2012:

	2011	2012	% Change
Annual Base Salary	$270,000	$290,000	7%
Annual Incentive Target (% of base salary)	50%	50%	0%
Annual Incentive Target	$135,000	$145,000	7%
Long-Term Incentive Target	$560,000	$600,000	7%
Total Compensation Target	$965,000	$1,035,000	7%

Annual Incentive Program (AIP)

Our annual incentive program is based on key one-year financial and operational metrics and achievement of strategic goals that drive long-term shareholder value. For 2012, the Compensation Committee adjusted the plan metrics to emphasize increasing our production of liquids, both oil and NGL (whereas in 2011 there was simply a total production metric), and to increase the weighting (from 25% to 35%) of strategic objectives that the Compensation Committee viewed as important to improving the long-term positioning of the Company. This qualitative assessment of the achievement of strategic objectives allows the Compensation Committee to encourage management’s efforts in areas that position the Company for future success, but are less quantifiable, and adjust to for the results achieved.

The following diagram summarizes the calculation of Company performance for our annual incentive program under our CIP.

The following chart shows the designated goals for each metric. Payout on each of the quantitative metrics ranges from 0% to 200%, with results interpolated between the 50% of target and 200% of target goals. Achievement of strategic objectives is determined at the discretion of our Compensation Committee and can range from 0% to 200%.

2012 Metric	Weight	50% of Target	100% of Target	150% of Target	200% of Target
AIP-Adjusted EBITDA[1] (in millions)	35%	$1,440	$1,470	$1,550	$1,650
QEP Energy Oil MMbbls	20%	5.00	5.70	6.50	8.50
QEP Energy NGL MMbbls	10%	4.50	4.80	5.30	6.00
Achievement of Strategic Objectives[2]	35%	Qualitative Assessment

[1]

For the purposes of the AIP, our Adjusted EBITDA, as reported in our Annual Report on Form 10-K, is adjusted to eliminate the impact (both positive and negative) of changes in natural gas, NGL, and crude oil prices and to exclude other extraordinary, unusual, non-recurring or non-comparable items, as determined by our Compensation Committee.
[2]

For 2012, the strategic objectives were determined with a focus on increasing our oil production and reserves through acquisition and organic growth, operational goals, management development and succession planning. Some of the goals were similar to 2011, such as growing liquid reserves and production and investing capital wisely in response to changing commodity prices. A focus on HSE remained a key strategic objective for 2012 and in fact moved to the top of the list in recognition of its importance.

Long-Term Incentives

Our long-term incentive program is designed to align executive compensation with a focus on long-term stock price and TSR performance, both on an absolute basis and relative to industry peers. For NEOs, our Compensation Committee determines the total long-term incentive value, which is then divided equally between three vehicles described in the following tables.

PSUs. PSUs are phantom shares of stock that track the value of QEP shares but are settled in cash. PSUs align our executive compensation with QEP’s TSR relative to our peers in the industry. The value realized for PSUs is dependent on both stock price and our relative TSR performance over a three-year period. The chart below summarizes the features of the PSU grants to our NEOs.

Plan	CIP
Participants	Employees selected by the Compensation Committee, including our NEOs.
Performance Measure- Relative Total Shareholder Return	The payout is based on the Company’s TSR over the performance period compared to the TSR of a group of peer companies over the same period. TSR combines share price appreciation and dividends paid to determine the total return to the shareholder.
Vesting	PSUs vest at the end of a three year performance period and are payable in cash.
Peer Group	For the 2012-2014 cycle granted in February 2012, the peer group used was consistent with that used for compensation benchmarking, except that Petrohawk Energy was removed after its acquisition by BHP Billiton Ltd. and EOG Resources was replaced with SM Energy.
Payout Scale

The payout scale is based on QEP’s percentile rank in the peer group, with interpolation between each point:

•       90th percentile or above: 200% payout

•      70th Percentile: 150% payout

•      50th Percentile: 100% payout

•      30th Percentile: 50% payout

•      Below 30th Percentile: 0% payout

Payout Calculation

The actual cash payout under the program at the end of the performance period is calculated using the following formula:

# PSUs X Payout % X Avg Q4 stock price of the final year of the performance period

Outstanding Awards	In 2012, our Compensation Committee did not make a determination regarding achievement of performance goals under prior grants of performance share units, as no previous awards were vested.

Stock Options. Stock options align our executive compensation directly with the Company’s market value (or stock price) as the stock price must increase for any value to be realized. The chart below summarizes the features of the stock options granted to our NEOs.

Plan	LTSIP
Participants	Officers of the Company, including our NEOs.
Strike Price	The strike price is the price at which the holder of the stock option may purchase a share of common stock and is equal to the closing price on the date of grant.
Vesting	The vesting schedule of the grants extends over a three-year period, with one-third of the shares vesting each year, a feature that encourages retention.
Term	Stock options expire seven years from the date of grant.
Number of Options	The number of options is determined using the closing price on the grant date and a stock option compensation value determined using the Black-Scholes-Merton method.
Termination Rules	In the event of a change in control, death, disability, or in the case of Messrs. Stanley and Doleshek, termination without cause or resignation for good reason, all unvested options vest immediately. The options do not automatically vest upon any other termination circumstance.
Other	The LTSIP does not permit backdating, discounting or repricing of stock options.

Restricted Stock. Restricted stock aligns our executive compensation directly with the Company’s market value (or stock price), encourages retention, and increases employee ownership in the Company. The chart below summarizes the features of the restricted stock granted to our NEOs.

Plan	LTSIP
Participants	Employees selected by the Compensation Committee, including our NEOs.
Vesting	The vesting schedule of the grants extends over a three-year period, with one-third of the shares vesting each year.
Number of Shares	The number of shares is determined using the closing price on the grant date.
Dividends	Dividends are paid on unvested (restricted) shares.
Termination Rules	In the event of a change in control, death, disability, or in the case of Messrs. Stanley and Doleshek, termination without cause or resignation for good reason, all unvested shares vest immediately. The shares do not automatically vest upon any other termination circumstance.

Step 3: Evaluate Performance

A critical step in our compensation process is aligning pay to performance. Our Compensation Committee considers both long-term and short-term factors when assessing the overall performance of the Company. The Committee discusses strategic matters and long-term priorities, as well as progress against the AIP metrics and the PSU program (based on relative TSR) at each quarterly meeting.

Our Board of Directors, with the Consultant, conducts an evaluation of the Chief Executive Officer’s performance at the end of each year. This process begins with Mr. Stanley providing a written self-evaluation to the non-employee directors. Next, the non-employee directors provide feedback to the Consultant, who compiles the responses for the February Board meeting. The meeting agenda includes a discussion of the feedback between Mr. Stanley and the Non-Employee Directors. From this assessment, and with the support of the Consultant, the Compensation Committee recommends total compensation for Mr. Stanley, which is approved by all of the independent directors except Mr. Baker.

When assessing the individual performance of our other NEOs, our Compensation Committee considers input from the CEO, as well as progress on important Company initiatives and matters managed by each NEO.

2012 Company Performance

In order to measure QEP’s performance against the AIP goals established at the beginning of the year, the Compensation Committee excluded the impact of the North Dakota Acquisition (which closed on September 27, 2012) on our performance against the Adjusted EBITDA and liquids production goals. However, as the acquisition was a key strategic accomplishment that will position the Company for years to come, it was a key positive factor in their assessment of the Company’s achievement of strategic objectives.

2012 Incentive Plan Metric	Payout Level	Company Performance
AIP-Adjusted EBITDA 35% weighting	111%	• Achieved AIP-Adjusted EBITDA of $1,488 million[1]
Crude Oil Production 20% weighting	93%	• Produced 5.60 MMBbls of oil[2]
NGL Production 10% weighting	147%	• Produced 5.27 MMBbls of NGLs[2]
Strategic Objectives 35% weighting	140%
Work safely and respect the environment

•  Significant progress in developing and implementing new QEP standards including systems to support comprehensive reporting

•  Increased reporting as expected in year one of new program, but improvement on key indicators signal significant progress (e.g. a 50% reduction in motor vehicle incidents, lower total spill volume)

Add new reserves from existing properties at reasonable and profitable finding & development costs		• Given our shift in liquids mix, the increase in finding and development costs over 2011 is well within our expectations, as a low cost leader in our industry
Grow liquids reserves and production

•  North Dakota Acquisition added 52MMBoe to year-end 2012 proved reserves and .69MMBbls of oil to 2012 production (see also the last strategic objective below specific to the acquisition)

•  Achieved above-target organic liquids production growth of 4.4MMBbls

•  Increased liquids as a percentage of total production (22% in 2012 versus 14% in 2011)

Invest capital wisely in response to changing commodity prices and economics

•  94% of QEP Energy development capital spent in 2012 was allocated to oil and liquids-rich plays

•  Major investment in North Dakota acquisition provided platform to significantly grow our oil volumes over next three years

Strengthen our people practices

•  Completed first Company-wide talent review for succession planning purposes

•  Defined and communicated career paths for priority disciplines and provided development planning tools for managers and employees

•  Designed and delivered customized QEP leadership training

Work together as a team

•  Improved communication and problem solving across operating areas, particularly in Wyoming, due to restructuring and increased leadership accountability

•  Consolidated southern region staff in Tulsa for improved communication and utilization of resources

•  Consolidated accounting, finance, tax, and risk functions in Denver for improved coordination and process efficiency

Complete North Dakota acquisition and successfully transition operations in the new asset

•  Added significantly to oil reserves (as discussed above)

•  Closed transaction September 27, 2012, and completed operations transition period on October 31, two months ahead of original plan

•  Optimized future production growth and efficiency by obtaining regulatory approval for spacing units and surface use agreements to allow for pad drilling

•  Completed work to allow QEP to increase its operated rig count in North Dakota to eight rigs

•  Transitioned operations, vendors, facilities and staffing, with no significant HSE incidents or production disruption

Overall Company Score	121%

[1]

For 2012, the Adjusted EBITDA reported in our Annual Report on Form 10-K of $1,416 million was adjusted as follows to determine the AIP-Adjusted EBITDA of $1,488 million: (a) increased to eliminate the effect of changes in commodity prices between January 24, 2012, the commodity price used by the Compensation Committee to set the plan targets, and December 31, 2012; and (b) decreased to exclude the results of operations for the fourth quarter of 2012 attributable to the assets acquired in the North Dakota Acquisition in 2012.

[2]

Actual crude oil production and NGL production amounts were adjusted to exclude 0.69MMBbls and 0.08MMBbls, respectively, produced in the fourth quarter of 2012 attributable to the assets acquired in the North Dakota Acquisition.

2012 AIP Payouts

In addition to determining the payout based on overall Company performance, our Compensation Committee, in its sole discretion, may adjust (increase or decrease) the cash award otherwise payable to any NEO based on the individual’s performance during the year.

The annual incentive payout under the CIP for individuals is calculated as follows:

In February of 2013, the Compensation Committee determined 2012 AIP awards based on Company and individual performance, as described below. Each NEO had strong performance, as discussed above. The Compensation Committee, however, did not exercise discretion, up or down, on individual payouts outside of the discretion applied to the strategic objectives component of the Company Score; therefore, the individual performance score for each NEO is shown as 100% in the table below. The following table shows the payout on the 2012 AIP awards.

Name	Base Salary	Target % of Base Salary	Company Score	Individual Performance Score	Annual Incentive Payout
Mr. Stanley	$790,000	100%	121%	100%	$955,900
Mr. Doleshek	$515,000	90%	121%	100%	$560,835
Mr. Neese	$446,000	85%	121%	100%	$458,711
Mr. Torgerson	$400,000	75%	121%	100%	$363,000
Mr. Richards	$290,000	50%	121%	100%	$175,450
Mr. Dady	$340,000	60%	121%	100%	$185,130	[1]

[1]	Mr. Dady’s AIP payout was prorated based on his actual days of service in 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards		Option Awards	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen- sation	Total
(a)	(b)	($) (c)	($) (d)	($) (e)		($)[3] (f)	($)[4] (g)	($)[5,6] (h)	($)[7] (i)	($)[8] (j)
Charles B. Stanley Chairman, President, and Chief Executive Officer	2012 2011 2010	783,333 745,000 720,000	0 0 0	2,766,724 2,533,377 4,084,441	[1] [1] [2]	1,383,259 1,266,673 690,060	955,900 1,087,500 1,699,792	1,872,501 1,078,612 633,425	23,500 23,200 42,392	7,785,217 6,734,362 7,870,110
Richard J. Doleshek Executive Vice President & Chief Financial Officer	2012 2011 2010	510,833 486,667 466,667	0 0 0	1,333,335 1,233,362 2,397,220	[1] [1] [2]	666,628 616,683 333,900	560,835 639,450 846,000	746,772 290,528 164,826	23,500 48,200 11,760	3,841,903 3,314,890 4,220,373
Jay B. Neese Executive Vice President	2012 2011 2010	442,500 416,667 375,000	0 0 0	1,200,032 1,100,055 2,059,735	[1] [1] [2]	599,968 550,011 333,900	458,711 523,813 776,655	2,210,158 1,202,656 572,177	23,500 38,969 35,837	4,934,869 3,832,171 4,153,304
Jim E. Torgerson Senior Vice President – Operations	2012 2011 2010	366,667 n/a n/a	0 0 0	800,001 n/a n/a	[1]	399,989 n/a n/a	363,000 n/a n/a	0 0 0	28,500 n/a n/a	1,958,157 n/a n/a
Perry H. Richards Senior Vice President, QEP Field Services	2012 2011 2010	286,667 268,333 260,000	0 0 0	400,031 373,353 454,884	[1] [1] [2]	199,995 186,670 166,950	175,450 234,900 322,464	1,020,443 532,043 295,203	23,500 33,584 19,700	2,106,086 1,628,884 1,519,201
Eric L. Dady Vice President & General Counsel (retired)	2012 2011 2010	279,167 304,167 242,498	0 0 0	433,342 300,058 281,311	[1] [1] [2]	216,667 150,018 0	185,130 274,050 212,071	967,996 530,032 224,278	539,474 34,065 23,738	2,621,776 1,592,390 983,896

[1]

The amounts in column (e) for 2012 and 2011 include PSU grants under the Cash Incentive Plan. Awards are denominated in PSUs, cliff vest in three years and are paid in cash. In 2010, these awards were shown at payout in column (g) because the awards were not denominated in PSUs but instead included a “stock price appreciation” factor. Due to this change in the program, the awards are disclosed at grant in column (e) rather than at payout in column (g). Stock awards for 2012 include PSUs granted under the CIP and restricted stock granted under the LTSIP and have the following grant date fair values:

Name	Performance Share Units ($)	Restricted Stock ($)
Mr. Stanley	1,383,362	1,383,362
Mr. Doleshek	666,667	666,668
Mr. Neese	600,016	600,016
Mr. Torgerson	400,000	400,001
Mr. Richards	200,015	200,016
Mr. Dady	216,671	216,671

[2]

The amounts in column (e) for 2010 were higher due to the Conversion Awards and Spin-off recognition awards. Conversion Awards were the conversion at Spin-off of outstanding long-term cash incentive plan awards under the Questar Long Term Cash Incentive Plan to restricted stock under the terms of our LTSIP. Spin-off recognition awards were grants of restricted stock made to reward the effort certain executives put forth to execute the Spin-off transaction.

[3]

The dollar amount indicated in column (f) is the aggregate grant date fair value computed in accordance FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in determining the grant date fair value of these awards are described in Note 10 to consolidated financial statements included in Item 8 of Part II of the 2012 Form 10-K.

[4]	The amounts in column (g) reflect the annual cash incentive awards for 2012 that were determined by the Compensation Committee and paid out in March 2013.

[5]

The amounts in Column (h) represent the actuarial increase in the present value of the NEO’s benefits under the QEP Pension Plan and the SERP. These estimates are determined using interest-rate and mortality-rate assumptions consistent with those used in the consolidated financial statements included in Item 8 of Part II of the 2012 Form 10-K. Mr. Torgerson is not eligible to participate in these closed plans.

[6]

The amounts in Column (h) do not include any Nonqualified Deferred Compensation earnings because such earnings, as reflected in the nonqualified Deferred Compensation table column (d), do not consist of any above-market or preferential earnings.

[7]	Items included in column (i) (All Other Compensation) are detailed below.

Name	QEP 401(k) Plan Employer Match ($)		Officer Allowance ($)[a]	Acceleration of Vesting on Equity ($)		Payout of Paid Time Off Accrued ($)	Personal Use of Company Airplane ($)[b]	Total
Mr. Stanley	$15,000		$8,500	n/a			$0	$23,500
Mr. Doleshek	$15,000		$8,500	n/a			$0	$23,500
Mr. Neese	$15,000		$8,500	n/a			$0	$23,500
Mr. Torgerson	$20,000	[c]	$8,500	n/a			$0	$28,500
Mr. Richards	$15,000		$8,500	n/a			$0	$23,500
Mr. Dady	$15,000		$8,500	$454,996	[d]	$60,978	$0	$539,474

[a]	The officer allowance is based on current market practices to offset the cost of tax preparation, financial planning, and other expenses.
[b]

Personal use of the Company’s aircraft by NEOs was permitted on a limited basis only on flights that were otherwise being made for business purposes; therefore, the aggregate incremental cost to the Company for such personal use in each case was zero.

[c]

Mr. Torgerson does not participate in the QEP Pension Plan and received an additional 2% discretionary non-matching contribution in the QEP 401(k) plan that was made available to all employees who were not also eligible to participate in the QEP Pension Plan.

[d]

In connection with Mr. Dady’s retirement from the Company on October 1, 2012, the Compensation Committee amended the terms of his restricted stock agreements and his option agreements under the LTSIP to accelerate the vesting on 14,787 shares of restricted stock and stock options to purchase 19,172 shares of common stock to September 26, 2012. Amount shown is the total grant date fair values on the date of the modification of the awards.

[8]	As reflected in the Summary Compensation Table above, the salary received by each of our NEOs as a percentage of their respective total compensation during the year indicated was as follows:

Name	Year	Percentage of Total Compensation
Mr. Stanley	2012	10.1%
	2011	11.1%
	2010	9.1%
Mr. Doleshek	2012	13.3%
	2011	14.7%
	2010	11.1%
Mr. Neese	2012	9.0%
	2011	10.9%
	2010	9.0%
Mr. Torgerson	2012	18.7%
Mr. Richards	2012	13.6%
	2011	16.5%
	2010	17.1%
Mr. Dady	2012	10.6%
	2011	19.1%
	2010	24.6%

Grants of Plan-Based Awards for 2012

This table shows the plan-based awards granted to the NEOs during 2012. For non-equity and equity incentive plans, it sets forth the ranges of possible awards. For stock awards, the table shows the number of shares or options granted and the grant date fair values of those awards.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Under- lying Options (#) (j)	Exercise or Base Price of Option Awards ($/share) (k)[5]	Grant Date Fair Value of Stock & Option Awards ($)[1]
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Charles B. Stanley	Feb.13, 2012	39,500	790,000	1,580,000				0	0		0
	Feb.13, 2012 [2]				22,385	44,769	89,538	0	0		0
	Feb.13, 2012 [3]	0	0	0				0	90,350	30.90	1,383,259
	Feb.13, 2012 [4]	0	0	0				44,769	0		1,383,362
Richard J. Doleshek	Feb.13, 2012	23,175	463,500	927,000				0	0		0
	Feb.13, 2012 [2]				10,788	21,575	43,150	0	0		0
	Feb.13, 2012 [3]	0	0	0				0	43,542	30.90	666,628
	Feb.13, 2012 [4]	0	0	0				21,575	0		666,667
Jay B. Neese	Feb.13, 2012	18,955	379,100	758,200				0	0		0
	Feb.13, 2012 [2]				9,709	19,418	38,836	0	0		0
	Feb.13, 2012 [3]	0	0	0				0	39,188	30.90	599,968
	Feb.13, 2012 [4]	0	0	0				19,418	0		600,000
Jim E. Torgerson	Feb.13, 2012	15,000	300,000	600,000
	Feb.13, 2012 [2]				6,473	12,945	25,890	0	0
	Feb.13, 2012 [3]	0	0					0	26,126	30.90	399,989
	Feb.13, 2012 [4]	0	0					12,945	0		400,000
Perry H. Richards	Feb.13, 2012	7,250	145,000	290,000				0	0		0
	Feb.13, 2012 [2]				3,237	6,473	12,946	0	0		0
	Feb.13, 2012 [3]	0	0	0				0	13,063	30.90	199,995
	Feb.13, 2012 [4]	0	0	0				6,473	0		200,000
Eric L. Dady	Feb.13, 2012	10,200	204,000	408,000				0	0		0
	Feb.13, 2012 [2]				877	1,753	3,506	0	0		0
	Feb.13, 2012 [3]	0	0	0				0	14,152	30.90	216,667
	Feb.13, 2012 [4]	0	0	0				7,012	0		216,667

[1]

The amounts included in these columns reflect estimated future cash payouts under the annual incentive program of our CIP based on actual base salaries for 2012. If threshold levels of performance are not met, then actual payout could be zero. Actual incentive payouts during 2012 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

[2]

This row represents the range of the number of PSUs that may be earned with respect to PSUs granted pursuant to our CIP in 2012. Payment for earned awards is made in cash after the end of the performance period.

[3]	This row shows options granted pursuant to our LTSIP during 2012.
[4]	This row shows grants of restricted stock pursuant to our LTSIP during 2012.
[5]	This price represents the closing price of QEP common stock on February 13, 2012.

Outstanding Equity Awards at Fiscal Year-End 2012

This table shows outstanding equity awards for the NEOs. All values shown are as of December 31, 2012.

Stock Awards
Option Awards[9]					Restricted Stock[9]		Performance Share Units
Name (a)	Shares of Common Stock Underlying Unexercised Options Exercisable (#) (b)	Shares of Common Stock Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Shares or Units of Stock that have not Vested (#) (g)	Market Value of Shares or Units of Stock that have not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($) (j)
Charles B. Stanley	21,196 0 60,000 150,000 41,334 108,000	42,392[2] 90,350[3] 0 0 20,666[1] 0	39.07 30.90 27.84 9.19 27.55 23.98	02/25/18 02/13/19 02/13/15 02/11/13 03/05/17 03/05/16	44,769[3] 21,614[2] 40,514[1] 20,470[7] 9,333[1]	1,355,158 654,256 1,226,359 619,627 282,510	44,769[5] 32,421[4]	1,355,158 981,384
Richard J. Doleshek	10,320 0 100,000 20,000	20,638[2] 43,542[3] 0 10,000[1]	39.07 30.90 22.95 27.55	02/25/18 02/13/19 05/07/16 03/05/17	21,575[3] 10,522[2] 40,514[1] 13,647[7] 5,000[1]	653,075 318,501 1,226,359 413,095 151,350	21,575[5] 15,784[4]	653,075 477,782
Jay B. Neese	9,204 0 80,000 20,000	18,407[2] 39,188[3] 0 10,000[1]	39.07 30.90 23.98 27.55	02/25/18 02/13/19 02/10/16 03/05/17	19,418[3] 9,385[2] 22,283[1] 11,372[7] 4,500[1]	587,783 284,084 674,506 344,230 136,215	19,418[5] 14,078[4]	587,783 426,141
Jim E. Torgerson	75,000 10,000 10,667 4,184 0	0 0 5,333[1] 8,367[2] 26,126[3]	19.37 23.98 27.55 39.07 30.90	10/28/15 03/05/16 03/05/17 02/25/18 02/13/19	12,945[3] 25,000[6] 4,266[2] 6,823[7] 2,666[1]	391,845 756,750 129,132 206,532 80,700	12,945[5] 6,399[4]	391,845 193,698
Perry H. Richards	3,124 0 25,000 10,000	6,247[2] 13,063[3] 0 5,000[1]	39.07 30.90 23.98 27.55	02/25/18 02/13/19 03/05/16 03/05/17	6,473[3] 3,185[2] 3,412[9] 2,500[1]	195,938 96,410 103,281 75,675	6,473[5] 4,778[4]	195,938 144,630
Eric L. Dady	7,531[8] 14,152[8] 10,000[8]	0 0 0	39.07 30.90 23.98	2/25/18 2/13/19 3/5/16	0[8]	0[8]	1,753[5] 2,240[4]	53,063 67,805

[1]	These shares vested on March 5, 2013.
[2]	50% of these shares vested on March 5, 2013 and 50% will vest on March 5, 2014.
[3]	33.3% of these shares vested on March 5, 2013; 33.3% will vest on March 5, 2014; and 33.3% will vest on March 5, 2015.
[4]

These shares will vest on March 5, 2014. These amounts represent the target number of PSUs awarded under our former Long-Term Cash Incentive Plan. Each PSU represents a contingent right to receive the fair market value of one share of QEP common stock. The actual number of shares that may be earned (and, therefore, the actual cash payout amount) will range from 0% to 200% of the number of PSUs awarded, depending on QEP’s relative TSR in comparison to a peer group of companies during the three-year period ending December 31, 2013.

[5]

These shares will vest on March 4, 2015. These amounts represent the target number of PSUs awarded under our CIP. Each PSU represents a contingent right to receive the fair market value of one share of QEP common stock. The actual number of shares that may be earned (and, therefore, the actual cash payout amount) will range from 0% to 200% of the number of PSUs awarded, depending on QEP’s relative TSR in comparison to a peer group of companies during the three-year period ending December 31, 2014.

[6]	25% of these shares will vest on September 5, 2013; 25% will vest on September 5, 2014; 25% will vest on September 5, 2015; and 25% will vest on September 5, 2016.
[7]	50% of these shares will vest on September 5, 2013 and 50% will vest on September 5, 2014.
[8]	The vesting on stock options to purchase 19,172 shares of common stock was accelerated upon Mr. Dady’s retirement; therefore all of Mr. Dady’s stock options are fully exercisable.
[9]

This table does not include outstanding Questar stock options or restricted stock granted prior to the Spin-off in 2010. Information regarding the treatment of equity awards at the time of the Spin-off is provided in our 2011 proxy statement.

OPTION EXERCISES AND STOCK VESTED IN 2012

	Options Exercised[2]		Stock Awards[2]
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)[1] (e)
Mr. Stanley	484,000	7,325,080	77,009	2,423,627
Mr. Doleshek	0	0	37,086	1,128,469
Mr. Neese	17,910	371,274	31,172	974,344
Mr. Torgerson	0	0	11,212	344,690
Mr. Richards	3,000	62,130	9,465	295,362
Mr. Dady	0	0	19,908	609,214

[1]	The value realized equals the market value on the vesting date multiplied by the number of shares vested.
[2]	This table does reflect Questar stock option exercise or vesting of Questar restricted stock in 2012.

Retirement Plans

QEP Retirement Plan

The Company maintains the QEP Resources, Inc. Retirement Plan (Retirement Plan) which is a defined benefit pension plan closed to new participants. At the time of the Spin-off, the assets and liabilities for all active QEP participants in the Questar Retirement Plan were apportioned to the trust of the new QEP Retirement Plan. Also as of June 30, 2010, the NEOs (and other executives) who participated in both the Questar Retirement Plan and the Questar Supplemental Executive Retirement Plan had their Retirement Plan benefits “frozen” and therefore, ceased to accrue future benefits under the QEP Retirement Plan. Instead, each affected NEO and said group of executives will receive all future Retirement Plan benefits under the QEP Resources, Inc. Supplemental Executive Retirement Plan (SERP) described below.

Supplemental Executive Retirement Plan (SERP)

Certain NEOs and other key employees participate in the SERP, which generally provides highly compensated employees with supplemental retirement benefits to compensate for the limitations imposed by federal tax laws on benefits payable from the tax-qualified defined benefit pension plan. Participation in the SERP is limited to eligible individuals (i) whose annual compensation is expected to exceed the IRS-imposed compensation cap ($250,000 in 2012) that can be taken into account in determining benefits under the Retirement Plan and/or (ii) who have deferred compensation pursuant to the terms of the QEP Resources, Inc. Deferred Compensation Wrap Plan. For individuals who become participants in the SERP after the Spin-off date, the SERP generally provides benefits equal to the difference between the benefits payable under the QEP Retirement Plan and the benefits that would be payable under such plan if the limits on the annual compensation were not applicable and if the participant had not voluntarily chosen to defer any compensation under the terms of the Wrap Plan.

Upon the Spin-off, the qualified and non-qualified retirement plan benefits for active QEP employees who participated in the Questar SERP (Transferred SERP Participants) were transferred to the QEP Retirement Plan and SERP respectively. Their qualified benefits under the QEP Retirement Plan were frozen as of the June 30, 2010. All retirement plan benefits earned after June 30, 2010, for transferred SERP participants will be accrued in the SERP. Benefits in the SERP will be calculated as follows: the total retirement benefit based on the benefit formula under the QEP Retirement Plan (including compensation in excess of the IRS Limit and any deferred compensation), less the (frozen) benefit payable to the participant under the QEP Retirement Plan.

2012 PENSION BENEFITS

Name (a)	Plan(1) (b)	Number of Years Credited Service (#) (c)		Present Value of Accumulated Benefit ($)[3] (d)	Payments During Last Fiscal Year ($) (e)
Charles B. Stanley[1]	QEP Retirement Plan	8.5	[2]	433,654	0
	SERP	11.0		4,567,068	0
Richard J. Doleshek[1]	QEP Retirement Plan	1.0	[2]	58,250	0
	SERP	4.0		1,188,333	0
Jay B. Neese[1,4]	QEP Retirement Plan	32.0	[2]	1,418,245	0
	SERP	35.0		4,454,505	0
Jim E. Torgerson[5]	QEP Retirement Plan	n/a		n/a	0
	SERP				0
Perry H. Richards[1]	QEP Retirement Plan	26.6	[2]	1,199,392	0
	SERP	29.2		1,560,919	0
Eric L. Dady[1]	QEP Retirement Plan	16.0	[2]	978,924	15,213[6]
	SERP	18.4		1,517,571	0

[1]	The NEOs’ accrued retirement plan benefits as of 6/30/10 are frozen. Instead of continued participation in the QEP Retirement Plan, the NEOs accrue all future benefits after 06/30/10 in our SERP.
[2]	This number reflects years of service before participation in the QEP Retirement Plan was frozen.
[3]

The Present Value of Accumulated Benefit amounts provided in the table are based on the retirement plan benefits accrued through December 31, 2012, assuming that such benefits are paid in the same form as reflected in the accounting valuation. The benefits are assumed to commence at age 62, the earliest age at which a participant may retire under the plan without any benefit reduction due to age. All pre-retirement decrements such as pre-retirement mortality and terminations have been ignored for the purposes of these calculations. The interest rate used for discounting payments back to December 31, 2012, is 3%.

[4]	Mr. Neese has a supplemental retirement benefit due to a change in Questar vacation policy in 1997. These benefits are frozen and include $6,923 for Mr. Neese.
[5]	Mr. Torgerson is not a participant in either the QEP Retirement Plan or the SERP, as he joined the Company after the plan was closed to new participants.
[6]	Amount shown is the distribution to Mr. Dady following his retirement in October 2012.

SAVINGS PLANS

Employee Investment Plan (401(k))

QEP offers its employees, including its NEOs, the opportunity to contribute a portion of their compensation up to the annual IRS limit ($250,000 in 2012) to the QEP Resources, Inc. Employee Investment Plan which is a 401(k) Plan. The Company provides matching contributions on 100% of an employee’s contributions up to 6% of eligible compensation. In addition, the Company provided a 2% non-matching discretionary contribution on December 31, 2012 for those employees not eligible to participate in the closed QEP Resources, Inc. Retirement Plan. The employee deferrals and employer contributions are invested, as directed by the participant, in mutual funds or other alternatives, including QEP common stock.

Deferred Compensation Wrap Plan

QEP allows officers, along with certain other key employees, to defer the receipt of compensation under the Deferred Compensation Wrap Plan. Participants select their investments from a variety of investment options, including QEP phantom shares and an array of mutual funds. Gains and losses on the deferred amounts are tracked against participant-selected investments. The Deferred Compensation Wrap Plan includes both a Deferred Compensation Program and a 401(k) Supplemental Program.

Deferred Compensation Program of the Deferred Compensation Wrap Plan

This Program allows officers and certain key employees to defer taxable income and provide for future financial needs. Eligible employees may defer a portion of their base salaries and cash incentives for a maximum of ten years after termination of employment. Amounts deferred under this program are matched by the Company at the same rate as in the 401(k) plan.

401(k) Supplemental Program of the Wrap Plan

This Program allows NEOs and certain key employees whose compensation exceeds the IRS Limit to defer up to 6% of their salaries in excess of the IRS Limit and to receive a Company matching contribution on this deferred amount as if that amount had been contributed to the 401(k) Plan. In addition, on December 31, 2012, the Company provided a 2% non-matching discretionary contribution of income in excess of $250,000 to NEOs and other key employees who are not eligible for the closed Retirement Plan.

Looking Ahead

In 2013, the Company match in both the 401(k) plan and the Deferred Compensation Wrap plan will increase to 8% for employees and NEOs who do not participate in the closed Retirement Plan; the match will remain at 6% for employees and NEOs in the closed Retirement Plan.

2012 Nonqualified Deferred Compensation

Name (a)	Executive Contributions in Last FY ($)[1,2] (b)	Company Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)[3] (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Charles B. Stanley	202,900	97,150	132,566	0	2,101,570
Richard J. Doleshek	53,955	53,955	20,834	0	337,015
Jay B. Neese	144,043	42,926	50,413	0	876,211
Jim E. Torgerson	153,226	29,218	23,650	0	385,801
Perry H. Richards	16,244	16,244	9,635	0	175,995
Eric L. Dady	42,943	17,281	10,503	0	241,108

[1]

The NEOs automatically participate in the QEP 401(k) Supplemental Program of the Wrap Plan when their compensation exceeds the IRS Limit. Six percent of qualified compensation in excess of the IRS Limit is treated as if contributed to the QEP 401(k) Plan and receives the applicable employer match provided for in the QEP 401(k) Plan.

[2]

In 2012, Messrs. Stanley, Neese, Torgerson and Dady each deferred compensation under the Deferred Compensation Program of the Wrap Plan. Amounts deferred receive the applicable employer match provided for in the QEP 401(k) Plan.

[3]	Aggregate earnings are not included in the Summary Compensation Table because they do not consist of any above-market or preferential earnings.

Potential Payments Upon Termination or Change in Control

Change in Control: Executive Severance Plan

In 2012, the Compensation Committee modified the QEP Executive Severance Plan to remove the excise tax gross-up provision in that plan and to make certain other modifications. According to the new provisions in the Plan, participants receive certain severance benefits upon termination following a change in control if such termination is initiated by the employer within three years following the change in control for any reason other than for cause, death or disability, or by the participant for good reason. The severance benefits include the following:

•

A cash severance payment equal to three times (in the case of Mr. Stanley and Mr. Doleshek) or two times (in the case of the other NEOs) the sum of 1) annual base salary; 2) the average of the annual bonuses they actually received for the three fiscal years prior to the change in control;

•	A prorated award from the annual incentive program for the year of termination;
•	Accelerated vesting of all outstanding long-term incentive awards, with the performance share units paid out based on actual performance through the date of the change in control;
•

For Retirement Plan participants, a payment representing the difference between the net present value of the benefits under the QEP Retirement Plan and the SERP calculated at the time of their termination (retirement benefit), and the retirement benefit with two additional years of credited service; and

•

Continuation of medical and dental insurance coverage, basic and supplemental life insurance, and accidental death or dismemberment and disability coverage under current employee plans for 2 years at no cost to the executive.

Under the QEP Executive Severance Plan, a change in control is deemed to have occurred if:

(i)	Any “person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 25% or more of the combined voting power of the Company; or
(ii)	The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of June 30, 2010, constitute the Company’s Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on June 30, 2010, or whose appointment, election or nomination for election was previously so approved or recommended; or
(iii)	The Company’s shareholders approve a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or
(iv)	The Company’s shareholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by the shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. A change in control, however, shall not be considered to have occurred until all conditions precedent to the transaction, including but not limited to, all required regulatory approvals have been obtained.

Under the QEP Executive Severance Plan, “good reason” means any of the following events or conditions which occur without the participant’s written consent, and which remain in effect after notice has been provided by the participant to the Company of such material reduction and the expiration of a 30 day cure period:

(i)	A material diminution in the participant’s base compensation;
(ii)	A material diminution in the participant’s authority, duties, or responsibility;
(iii)	A material diminution in the authority, duties, or responsibilities of the supervisor to whom the participant is required to report, including a requirement that a participant report to a corporate officer or employee instead of reporting directly to the Board;
(iv)	A material diminution in the budget over which the participant retains authority;
(v)	A material change in the geographic location at which the participant performs services; or
(vi)	any other action or inaction that constitutes a material breach by an employer of the participant’s employment agreement (if any).

Employment Contracts

The Board entered into employment agreements with Messrs. Stanley and Doleshek to help ensure their retention and to provide additional protection appropriate to their roles. The key terms of these agreements are summarized below.

Mr. Stanley

Feature	Description
Effective Date	July 1, 2010
Term	Three years
Base Salary	Minimum annual base salary of $720,000, which is reviewed annually and may be increased but not reduced.
Annual Incentives	Eligible for a target incentive equal to a minimum of 90% of annual base salary.
Long-Term Incentives	Eligible for a target incentive and equity awards at least equal to that provided to any other QEP officers and equity awards exercisable to the extent vested for at least 30 days following the termination of employment.
Other Benefits	Entitled to other benefits, including participation in 401(k) plan, health and welfare plans, executive severance plan, deferred compensation plan, and the SERP.
Termination Benefits	Described below in Payments upon Termination to Executives with Employment Contracts

Mr. Doleshek

Feature	Description
Effective Date	July 1, 2010
Term	Three years
Base Salary	Minimum annual base salary of $470,000, which is reviewed annually and may be increased but not reduced.
Annual Incentives	Eligible for a target incentive equal to a minimum of 90% of annual base salary.
Long-Term Incentives	Eligible for a target incentive of at least $500,000.
Other Benefits	Entitled to other benefits, including participation in 401(k) plan, health and welfare plans, executive severance plan, deferred compensation plan, and the SERP.
Termination Benefits	Described below in Payments upon Termination to Executives with Employment Contracts

Payments upon Termination to Executives with Employment Contracts

The following table outlines the estimated payments to Messrs. Stanley and Doleshek pursuant to their employment agreements under various termination scenarios. The table assumes the termination date occurred on December 31, 2012.

Compensation Component	Termination for Cause or Resignation[2]	Death or Disability	Termination without Cause or Resignation for Good Reason	Retirement		Termination upon a Change in Control [3,4]
Cash payments	Earned but unpaid base salary and paid time-off benefits	One month salary + earned but unpaid base salary and paid time-off benefits	3x base salary + 3x actual prior year annual incentive paid + earned but unpaid base salary and paid time-off benefits	Earned but unpaid base salary and paid time-off benefits		3x base salary + 3x 3-year average annual incentive paid + earned but unpaid base salary and paid time-off benefits
Annual Incentive	Forfeit	Target incentive payment	Forfeit	Prorated award		Prorated Award
Equity Awards (Restricted Stock and Stock Options)	Forfeit unvested equity	Accelerated vesting of all unvested awards	Accelerated vesting of all unvested awards	Forfeit unvested equity		Accelerated vesting of all unvested awards
Performance Share Units (PSUs)	Forfeit outstanding awards	Payment at target of any outstanding awards	Forfeit outstanding awards	Prorated award		Accelerated vesting of all unvested awards
Welfare Benefits						3 years of continued benefits
Retirement Benefits						Additional 2 years of vesting and service
Mr. Stanley
Cash payments	$140,398	$206,231	$5,772,898	n/a	[1]	$5,928,290
Annual Incentive	$0	$790,000	$0	n/a	[1]	$790,000
Equity Awards	$0	$4,194,121	$4,194,121	n/a	[1]	$4,194,121
PSUs	$0	$2,336,541	$0	n/a	[1]	$2,336,541
Welfare & Retirement Benefits	$0	$0	$0	n/a	[1]	$970,830
Total	$140,398	$7,526,893	$9,967,019	n/a	[1]	$14,219,782
Mr. Doleshek
Cash payments	$85,336	$128,252	$3,548,686	n/a	[1]	$3,738,474
Annual Incentive	$0	$463,500	$0	n/a	[1]	$463,500
Equity Awards	$0	$2,789,580	$2,789,580	n/a	[1]	$2,789,580
PSUs	$0	$1,130,857	$0	n/a	[1]	$1,130,857
Welfare & Retirement Benefits	$0	$0	$0	n/a	[1]	$684,637
Total	$85,336	$4,512,189	$6,338,265	n/a	[1]	$8,807,047

[1]	Messrs. Stanley and Doleshek are not yet eligible to retire.
[2]

Under the employment agreements, “cause” means any of the following: (a) conviction of a felony or of a misdemeanor involving fraud, dishonesty or moral turpitude, or (b) willful or intentional material breach of the agreement that results in financial detriment that is material to the Company and its affiliates taken as a whole. For purposes of clause (b), “cause” does not include any one or more of the following:

(i)	bad judgment,
(ii)	negligence, or
(iii)	any act or omission that the executive believed in good faith to have been in or not opposed to the interest of the Company (without intent of the executive to gain, directly or indirectly, a profit to which he was not legally entitled), or
(iv)	any act or omission of which any member of the Board who is not a party to such act or omission has had actual knowledge for at least three months. “Good reason” means any of the following events or conditions occur without the executive’s written consent and remain in effect after notice has been provided by the executive to the Company of such event or condition and the expiration of a 30 day cure period:
a.	a material diminution in the executive’s base compensation;
b.	a material diminution in the executive’s authority, duties, or responsibility;
c.	a material change in the geographic location at which executive performs services; or
d.	any other action or inaction that constitutes a material breach by the Company or its subsidiaries of the agreement.

[3]	These amounts do not include any payments of deferred compensation under the Wrap Plan or payment of any SERP benefits.
[4]

Mr. Stanley’s and Mr. Doleshek’s employment contracts limit their payments to the higher of any amount payable under the QEP Executive Severance Plan or under their employment contracts in the event of a change in control, but not both. Amounts reported in the table above represent amounts payable under the QEP Executive Severance Plan.

Payments upon Termination to NEOs without Employment Contracts

Messrs. Neese, Richards, Torgerson and Dady do not have employment contracts. Therefore, any payments due to them upon termination would be calculated pursuant to the underlying plans and terms of the award agreements. The following table sets forth the estimated payments due to NEOs without employment agreements under various termination scenarios. The table assumes the termination date occurred on December 31, 2012.

Compensation Component	Termination for Cause or Resignation	Death or Disability	Termination without Cause	Retirement	Termination upon a Change in Control
Cash payments	Earned but unpaid base salary and paid time-off benefits	Earned but unpaid base salary and paid time-off benefits	Earned but unpaid base salary and paid time-off benefits	Earned but unpaid base salary and paid time-off benefits	2x base salary + 2x 3-year average annual incentive paid + earned but unpaid base salary and paid time-off benefits
Annual Incentive	Forfeit	Prorated award	Forfeit	Prorated award	Prorated Award
Equity Awards (Restricted Stock and Stock Options)	Forfeit unvested equity	Accelerated vesting of unvested equity	Forfeit unvested equity	Forfeit unvested equity	Accelerated vesting of all unvested awards
Performance Share Units	Forfeit	Prorated award	Forfeit	Prorated award	Accelerated vesting of all unvested awards
Welfare Benefits					2 years of continued benefits
Retirement Benefits					Additional 2 years of vesting and service

Mr. Neese
Cash payments	$81,836	$81,836	$81,836	n/a1	$1,892,375
Annual Incentive	$0	$379,100	$0	n/a1	$379,100
Equity Awards	$0	$2,054,019	$0	n/a1	$2,054,019
PSUs	$0	$480,022	$0	n/a1	$480,022
Welfare & Retirement Benefits	$0	$0	$0	n/a1	$161,346
Total	$81,836	$2,994,976	$81,836	n/a1	$4,966,861

Mr. Torgerson
Cash payments	$68,753	$68,753	$68,753	n/a2	$1,364,523
Annual Incentive	$0	$300,000	$0	n/a2	$300,000
Equity Awards	$0	$1,579,465	$0	n/a2	$1,579,465
PSUs	$0	$259,747	$0	n/a2	$259,747
Welfare & Retirement Benefits	$0	$0	$0	n/a2	$27,607
Total	$68,753	$2,027,965	$68,753	n/a2	$3,531,342
Mr. Richards
Cash payments	$52,238	$52,238	$52,238	n/a1	$1,130,100
Annual Incentive	$0	$145,000	$0	n/a1	$145,000
Equity Awards	$0	$484,904	$0	n/a1	$484,904
PSUs	$0	$161,733	$0	n/a1	$161,733
Welfare & Retirement Benefits	$0	$0	$0	n/a1	$101,978
Total	$52,238	$843,875	$52,238	n/a1	$2,023,715
Mr. Dady
Cash payments	n/a	n/a	n/a	$61,049	n/a
Annual Incentive	n/a	n/a	n/a	$185,130	n/a
Equity Awards	n/a	n/a	n/a	$468,383[3]	n/a
PSUs	n/a	n/a	n/a	$120,868[4]	n/a
Welfare & Retirement Benefits	n/a	n/a	n/a	0[5]	n/a
Total	n/a	n/a	n/a	$835,430	n/a

[1]	Messrs. Neese and Richards are not yet eligible to retire.
[2]	Mr. Torgerson does not participate in QEP’s closed Pension Plan.
[3]	Upon Mr. Dady’s retirement, the Compensation Committee accelerated the vesting of his unvested restricted stock and stock option awards.
[4]

Amount represents the estimated payout as of December 31, 2012, of a prorated number of PSUs (prorated through the date of Mr. Dady’s retirement), $67,805 of which will be payable in 2014 and $53,063 of which would be payable in 2015, based on QEP’s relative TSR in comparison to a peer group of companies during the three-year performance periods ending December 31, 2013 and December 31, 2014, respectively.

[5]	Mr. Dady received no special retirement benefits but did receive distributions under the QEP Retirement Plan. See “Pension Benefits.”

DIRECTOR COMPENSATION

Non-employee directors receive a combination of cash and stock-based compensation designed to attract and retain qualified candidates to serve on our Board. In setting director compensation, our Board considers the significant amount of time that directors spend in fulfilling their duties to our Company and our shareholders, as well as the skill level required by our directors. The Compensation Committee is responsible for determining the type and amount of compensation for non-employee directors. The Compensation Committee directly retained the Consultant to assist in the annual review of director compensation by providing benchmark compensation data and recommendations for compensation program design. Employee directors are not separately compensated for their service on the Board.

In May of 2012, the Compensation Committee approved the addition of a Lead Director retainer of $25,000, effectively replacing the chairman of the Board retainer. There were no other changes to Director Compensation in 2012.

Retainer and Meeting Fees The table below describes the director compensation program for 2012.

Type of Fee	Amount
Annual Board Member Retainer	$70,000
Additional Audit Committee Chair Retainer	$15,000
Additional Compensation Committee Chair Retainer	$15,000
Additional Other Committee Chair Retainer	$10,000
Additional Chairman of the Board Retainer (through June 30, 2012)	$150,000
Additional Lead Director Retainer (effective July 1, 2012)	$25,000
Annual Restricted Stock Grant	$175,000

Long-Term Stock Incentive Plan

In 2012, directors received an annual equity grant of restricted stock pursuant to the LTSIP.

Deferred Compensation Plan

Non-employee directors are eligible to participate in the Deferred Compensation Wrap Plan, which allows non-employee directors to defer compensation paid to them (both cash compensation and equity compensation). Payments of phantom share balances upon a director’s cessation of board service are made in cash. Directors are credited with earnings and dividends on the phantom shares.

Director Compensation Table for 2012

The following table sets forth information concerning total director compensation earned by each non-employee director during 2012:

Name (a)	Fees Earned or Paid in Cash ($)[1] (b)	Stock Awards ($)[1,2] (c)	Option Awards ($)[3] (d)	Total ($) (h)
Phillips S. Baker, Jr.	70,000	175,000	0	245,000
L. Richard Flury	85,000	175,000	0	260,000
Robert E. McKee III	85,000	175,000	0	260,000
Keith O. Rattie	132,500	175,000	0	307,500
M. W. Scoggins	92,500	175,000	0	267,500
David A. Trice	70,000	175,000	0	245,000

[1]	Some directors deferred these amounts under the Deferred Compensation Wrap Plan, which is described above.
[2]

The dollar amount indicated for each of these restricted stock awards is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in determining the grant date fair value of these awards are described in Note 10 to consolidated financial statements included in Item 8 of Part II of the 2012 Form 10-K

(2012 Form 10-K). On February 13, 2012, all non-employee directors of QEP received a grant of QEP restricted stock or phantom restricted stock. Directors had the following aggregate stock awards or phantom shares outstanding as of December 31, 2012:

Name	Number of Restricted Shares/Restricted Stock Units	Number of Phantom Shares
Phillips S. Baker, Jr.	0	10,182
L. Richard Flury	0	43,180
Robert E. McKee III	0	58,088
Keith O. Rattie	34,328*	5,679
M. W. Scoggins	0	55,767
David A. Trice	0	8,492
*	All are restricted stock units

[3]	Directors had the following aggregate options outstanding at December 31, 2012:

Name	Number of Vested Option Shares*
Phillips S. Baker, Jr.	0
L. Richard Flury	14,000
Robert E. McKee III	14,000
Keith O. Rattie	382,174
M. W. Scoggins	0
David A. Trice	0

*	All non-employee directors’ options are vested.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2012, we have an equity incentive compensation plan under which shares of our common stock are authorized for issuance to directors, officers, employees, and consultants. All outstanding awards relate to our common stock.

	Number of Shares of Common Stock to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders	2,484,259	$24.93	13,050,122
Equity Compensation Plans Not Approved by Shareholders	—	—	—
Total	2,484,259	$24.93	13,050,122

ITEM NO. 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION PROGRAM

We are seeking a non-binding advisory vote from shareholders to approve the compensation awarded to our NEOs as described in the Compensation Discussion and Analysis section.

The Company has adopted comprehensive executive compensation programs. This proxy statement discloses material information regarding the compensation of the Company’s NEOs, so that shareholders can evaluate the Company’s approach to compensating its executives. The Company and the Compensation Committee of the Board of Directors continually monitor executive compensation programs and adopt changes to reflect the dynamic marketplace in which the Company competes for talent, as well as general economic, regulatory and legislative developments affecting executive compensation and to be responsive to the concerns of our shareholders. We recently amended our Executive Severance Plan for our NEOs and other officers of the Company to eliminate tax gross-up payment obligations to those individuals. Please refer to the section entitled Compensation Discussion and Analysis of this proxy statement for a detailed discussion of the Company’s executive compensation practices and philosophy.

You have the opportunity to vote “for,” “against” or “abstain” from voting on the following resolution relating to executive compensation:

RESOLVED, that the shareholders of QEP Resources, Inc. common stock approve the compensation of the Company’s executives as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the Compensation Tables sections and related material disclosed in the proxy statement.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules. The vote is advisory, which means that it is not binding on the Company, our Board or the Compensation Committee. To the extent there is any significant vote against our NEO compensation as disclosed in this proxy statement, our Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

This proposal will be approved on an advisory basis if it receives the affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy. As noted earlier in this proxy statement, broker non-votes will not affect the outcome of this proposal, and abstentions will be equivalent to a vote against this proposal.

The Board of Directors recommends that you vote FOR this proposal.

ITEM NO. 3 – RATIFICATION OF OUR INDEPENDENT AUDITOR

The Audit Committee approved the engagement of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the year ending December 31, 2013. We are asking shareholders to ratify the selection of PwC. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PwC for ratification because we value shareholder views on the Company’s independent registered public accounting firm. In the event that shareholders fail to ratify the selection, our Audit Committee will consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our Company and shareholders.

During the years ended December 31, 2011 and 2010, and through the date PwC was engaged by the Company, neither the Company nor anyone on its behalf has consulted with PwC with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither written nor oral advice was provided to the Company that PwC concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined by Item 304(a)(1)(v) of Regulation S-K).

The report of Ernst &Young on the Company’s consolidated financial statements for the years ended December 31, 2010 and 2011, did not contain an adverse opinion or disclaimer of an opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report included an explanatory paragraph related to the Company’s adoption of ASC 810-10-65-1, “Noncontrolling Interests in Consolidated Financial Statements”, and SEC Release No. 33-8995, “Modernization of Oil and Gas Reporting.” Ernst & Young was dismissed as the Company’s independent auditor in November 2011, to be effective following the completion by Ernst & Young of its audit of our financial statements for the fiscal year ended December 31, 2011, and the filing of our Annual Report on Form 10-K for such year. The Ernst & Young fees shown below for 2012 were for Ernst & Young’s consent for and review of our registration statement for 2011 10-K and for our public offering of senior notes in the first quarter of 2012.

During the years ended December 31, 2012, and 2011, and through February 22, 2013, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the subject matter of the disagreement in its report on the consolidated financial statements for such year. During the years ended December 31, 2012 and 2011, and through February 15, 2013, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

Representatives of PwC will be present at the Annual Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

Audit Fees

Ernst & Young, the Company’s former independent public accounting firm, billed the Company for services from January 1, 2011 until December 31, 2012, as follows. The fees listed are aggregate fees for services performed for the year, regardless of when the fee was actually billed.

	2011	2012
Audit Fees[1]:	$685,400	$131,480
Audit-related Fees:	0	0
Tax Fees:	0	0
All Other Fees:	0	0

Total	$685,400	$131,480

PwC, the Company’s current independent public accounting firm, billed the Company for services from January 1, 2012, until December 31, 2012, as follows. The fees listed are aggregate fees for services performed for the year, including audit work, work for our public offering of senior notes in the first quarter of 2012, and work on our 2012 North Dakota acquisition, regardless of when the fee was actually billed.

	2011	2012
Audit Fees[1]:	0	$979,127
Audit-related Fees:	0	0
Tax Fees:	0	0
All Other Fees:	0	0

Total	0	$979,127

[1]

Audit fees, including expenses, relate to fiscal-year audit and interim reviews of the annual financial statements of the Company and its reporting subsidiaries. This category also includes fees for audits provided in connection with statutory filings, including consents and review of documents filed with the SEC. Audit fees also include charges related to compliance with the Sarbanes-Oxley Act of 2002.

Pre-Approval Policy

The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by its independent accounting firm. These procedures include reviewing fee estimates for audit services and permitted recurring non-audit services, and authorizing the Company to execute letter agreements setting forth such fees. Audit Committee approval is required for any services to be performed by the independent accounting firm that are not specified in the letter agreements. We have delegated approval authority to the chairman of the Audit Committee, but any exercises of such authority are reported to the Audit Committee at the next meeting. All fees paid to Ernst & Young for years ended December 31, 2011 and 2012 and fees paid to PwC for the year ended December 31, 2012 were pre-approved by the Audit Committee in accordance with this policy.

The Board of Directors recommends that you vote FOR the ratification of the selection of PwC as our independent auditor.

ITEM NO. 4 – MANAGEMENT PROPOSAL REGARDING BOARD DECLASSIFICATION

The Board of Directors has adopted and recommends that shareholders approve an amendment to Article V of the Charter to provide for staggered elimination of the classified structure of the Board of Directors. If this item is approved by shareholders, the Board will adopt conforming changes to the Bylaws. If this item is not approved, the Board will remain classified. The proposed revisions to the Charter are attached as Appendix A to this proxy statement.

In 2012, a shareholder submitted a nonbinding proposal to declassify the Board of Directors. That proposal received favorable votes from a majority of the voted shares of the Company’s common stock. Although the Board believes that the classified board structure has promoted continuity and stability and has encouraged a long-term perspective on the part of directors, it recognizes the growing sentiment of shareholders and institutional investor groups in favor of the annual election of directors. In light of this sentiment and the Company’s desire to maintain best practices in corporate governance, the Company is proposing the elimination of its classified board. If adopted, the proposed amendment would mean that the successors of the directors whose terms expire at the 2014 Annual Meeting will be elected for terms expiring at the 2015 Annual Meeting. At the 2015 Annual Meeting, the successors of directors whose terms expire at that meeting will be elected for terms expiring at the 2016 Annual Meeting. At the 2016 Annual Meeting, and each subsequent annual meeting, the successors of each director whose terms expire at that meeting will be elected for terms expiring at the next annual meeting.

If a shareholder returns a validly executed proxy, the shares represented by the proxy will be voted on this item in the manner specified by the shareholder. If a shareholder does not specify the manner in which shares represented by a validly executed proxy are to be voted on this matter, such shares will be voted for the proposal.

The Board of Directors recommends that you vote FOR this proposal.

ITEM NO. 5 – SHAREHOLDER PROPOSAL REQUESTING SEPARATION OF THE CHAIR AND CEO ROLES

“AFSCME Employees Pension Plan, 1625 L Street, Washington, D.C., 20036, owner of 1,300 shares of QEP Resources stock advised the Company that a representative will present the following resolution at the Annual Meeting for action by the shareholders:

RESOLVED: The shareholders of QEP Resources, Inc. (“QEP”) request the Board of Directors to adopt a policy, and amend the bylaws as necessary to reflect the policy to require the Chair of the Board of Directors to be an independent member of the Board. This independence requirement shall apply prospectively so as not to violate any contractual obligation at the time the resolution is adopted. Compliance with this policy is waived if no independent director is available and willing to serve as Chair.

SUPPORTING STATEMENT

CEO Charles Stanley also serves as Chair of QEP’s Board of Directors. We believe the combination of these two roles in a single person weakens a corporation’s governance structure, which can harm shareholder value. As Intel former chair Andrew Grove stated, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?”

In our view, shareholder value is enhanced by an independent Board Chair who can provide a balance of power between the CEO and the Board and can support strong Board leadership. The primary duty of a Board of Directors is to oversee the management of a company on behalf of its shareholders. We believe that having a CEO serve as Chair creates a conflict of interest that can result in excessive management influence on the Board and weaken the Board’s oversight of management.

An independent Board Chair has been found in studies to improve the financial performance of public companies. A 2007 Booz & Co. study found that, in 2006, all of the underperforming North American companies with long-tenured CEOs lacked an independent Board Chair (The Era of the Inclusive Leader, Booz Allen Hamilton, Summer 2007). A more recent study found that worldwide companies are now routinely separating the jobs of Chair and CEO: in 2009 less than 12 percent of incoming CEOs were also made Chair, compared with 48 percent in 2002 (CEO Succession: A Decade of Convergence and Compression, Booz & Co., Summer 2010).

We believe that independent leadership would be particularly constructive at QEP to improve Board accountability, where our company has a classified Board and a plurality voting standard without a director resignation policy for the election of directors.

We urge shareholders to vote for this proposal.”

Statement of the Board of Directors in Opposition

Our Board believes that any decision to separate the roles of chairman and CEO should be based on the specific circumstances of a company, the independence and capabilities of its directors, and the leadership provided by its CEO. Our Board does not believe that separate roles for the chairman and CEO should be mandated or that such a separation would deliver benefits to shareholders.

Our Board believes that Mr. Stanley’s knowledge of the day-to-day operations of the Company, perspective on competitive developments, understanding of shareholder interests, and relationships with key stakeholders allow him to provide effective leadership in his role as chairman and CEO. Furthermore, a clearly-defined Lead Director role, independent key committee chairs, committed directors, and frequent executive sessions provide a framework for effective direction and oversight by the Board. The current governance structure provides unambiguous accountability, allows the Company to present its strategy with a unified voice, and serves the best interest of shareholders.

Additionally, the proponent inaccurately characterized the Company’s governance position by contending that we do not have a director resignation policy. In October 2012, over a month before Proponent submitted its proposal, we added such a policy to our Corporate Governance Guidelines and posted the revised guidelines on our website. The proponent also contends that our governance structure is weak because we have a classified Board; however, we are running a proposal to declassify our Board in this proxy statement following support for a declassification proposal at the 2012 Annual Meeting of Shareholders, and our Board’s determination that declassification was in the best interests of our Company. Thus, proponent’s contentions are incorrect, and the recent actions of our Board demonstrate board accountability. Our Board believes that its current structure and governance allow it to provide effective, independent oversight of our Company, specifically:

1.	Dr. M. W. Scoggins, one of the Company’s independent directors serves as the Lead Director. In this role, he has the following responsibilities:
•	Presiding at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors;
•	Serving as liaison between the chairman and the independent directors;
•	Approving information sent to the board;
•	Approving meeting agendas for the board;
•	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	Having the authority to call meetings of the independent directors; and
•	If requested by major shareholders, ensuring that he is available for consultation and direct communication.

2.	Non-management directors meet frequently in executive sessions that are chaired by our Lead Director with no members of management present. Non-management directors use these executive sessions to discuss any matter they deem appropriate, including the evaluation of senior management, CEO and management succession, matters to be included on Board agendas, Board informational needs and Board effectiveness.

3.	The chairs and all members-of the Audit, Governance, and Compensation committees are independent directors. The committee chairs have the following responsibilities:
•	Presiding at all meetings of the committee, including executive sessions;
•	Serving as liaison between the chairman and the committee;
•	Approving information sent to the committee;
•	Approving committee meeting agendas; and
•	Having the authority to call meetings of the committee.

4.	All directors have complete access to all members of management and employees on a confidential basis.

The Board of Directors recommends that you vote AGAINST this proposal.

OTHER MATTERS

Annual Report and 2012 Form 10-K

Upon request, we will promptly send a copy of the Annual Report, 2012 Form 10-K (excluding exhibits) and proxy statement to any interested party. Contact Abigail L. Jones at 1050 17th Street Suite 500, Denver, Colorado 80265 (303) 640-4277 to make the request.

Shareholder Nominations and Proposals

To be considered for presentation at our 2014 Annual Meeting of Shareholders and included in the proxy statement pursuant to Rule 14a-8 of the Exchange Act, as amended, a shareholder proposal must be received at the Company’s office no later than December11, 2013.

Pursuant to the Company’s Bylaws, business must be properly brought before an annual meeting in order to be considered by shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring business before an annual meeting. A shareholder who wants to nominate a person for election as a director or who wants to submit a proposal at the annual meeting without having it considered through the Company’s proxy materials must deliver a written notice and additional information specified in our Bylaws by certified mail, to our corporate secretary. Such notice must be received at least 90 days and not more than 120 days prior to the anniversary date of the prior year’s annual meeting. Accordingly, with respect to the 2014 Annual Meeting, such notice must be received no earlier than January 24, 2014, and no later than February 23, 2014.

Any proposal (other than a proposal made pursuant to Rule 14a-8) that is received after the time specified above for proposed items of business will be considered untimely under Rule 14a-4(c). The persons named in the proxy will have discretionary authority to vote all proxies with respect to any untimely proposals. A copy of our Bylaws specifying the requirements will be furnished to any interested party without charge upon written request to our corporate secretary.

Forward-Looking Statements

This proxy statement may include “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). The forward-looking statements include statements regarding compliance with Section 162(m) of the Code. These statements are based on our current expectations and involve risks and uncertainties that may cause actual results to differ materially from those set forth in the statements, including changes in governmental regulations and interpretations thereunder and other risks identified in the Risk Factors section of our 2012 Form 10-K. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the Risk Factors section in our 2012 Form 10-K, and in our quarterly reports on Form 10-Q and current reports on Form 8-K.

Delivery of Proxy Statement

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies. This year, a number of brokers with accountholders who are QEP shareholders will be householding our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholder. Once you have received notice that your broker will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you would prefer to receive a separate copy of the proxy materials or if you are receiving multiple copies and would like to receive a single copy, please notify your broker or direct your request as follows: Abigail L. Jones, 1050 17th Street, Suite 500, Denver, Colorado 80265, (303) 640-4277. We will promptly deliver a separate copy to you upon request.

By Order of the Board of Directors

Abigail L. Jones

Corporate Secretary

Appendix A

CERTIFICATE OF INCORPORATION

OF

QEP RESOURCES, INC.

ARTICLE I

NAME

The name of the Company is QEP Resources, Inc.

ARTICLE II

REGISTERED OFFICE

The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

BUSINESS

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The aggregate number of shares of capital stock that the Company shall have authority to issue is 510,000,000, of which 500,000,000 shares shall be common stock, par value $0.01 per share (the “Common Stock”), and 10,000,000 shares shall be preferred stock, par value $0.01 per share (the “Preferred Stock”). Subject to the rights of any holders of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Company entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

The designations, powers, preferences, rights and qualifications, limitations or restrictions of the Common Stock and Preferred Stock are as follows:

Common Stock.

Each holder of Common Stock shall have one vote in respect of each share of such stock held of record by such stockholder. Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Subject to the rights of the holders of any series of Preferred Stock, such dividends, if any, as may be determined by the Board of Directors may be declared by the Board of Directors and paid from time to time to the holders of the Common Stock.

Subject to the rights of the holders of any series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, all assets legally available for distribution to stockholders shall be divided and distributed among the holders of the Common Stock ratably according to the number of shares of Common Stock held.

Preferred Stock.

Shares of Preferred Stock may be issued from time to time in one or more series and with such designations for each such series as shall be stated and expressed in the resolution or resolutions providing for the issue of such series by the Board of Directors. The Board of Directors in any such resolution or resolutions is expressly authorized to state and express for each such series:

—

the number of shares constituting such series and any increase or decrease (but not below the number of shares of such series then outstanding) in the number of shares of any series subsequent to the original issue of shares of that series;

—	the voting powers, if any, of stock of such series;

—

the rate and time at which, and the terms and conditions upon which, dividends, if any, on such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes, and whether such dividends shall be cumulative or non-cumulative and, if cumulative, the terms upon which such dividends shall be cumulative;

—	whether such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, such series may be redeemed;

—	the rights, if any, of the holders of stock of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the Company;

—	the terms of the sinking fund or redemption or purchase account, if any, to be provided for such series;

—

the right, if any, of the holders of such series to convert shares of the same into, or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of stock of the Company and the terms and conditions of such conversion or exchange; and

—

any other designations, powers, preferences, limitations and relative rights thereof, so far as they are not inconsistent with the provisions of this Certificate and to the full extent now or hereafter permitted by the laws of Delaware.

ARTICLE V

ELECTION OF DIRECTORS

Subject to this Article, the Board of Directors shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors which the Company would have if there were no vacancies but shall not be fewer than seven directors and not more than eleven directors. Election of directors need not be by written ballot.

Subject to the rights of the holders of any series of Preferred Stock then outstanding, at the 2014 Annual Meeting of Shareholders, the successors of each director whose term expires at that meeting shall be elected for a term expiring at the 2015 Annual Meeting, or at such time as the director’s successor is duly elected and qualified, or at the time of such director’s earlier death, resignation, disqualification or removal. At the 2015 Annual Meeting, the successors of each director whose term expires at that meeting shall be elected for a term expiring at the 2016 Annual Meeting, or at such time as the director’s successor is duly elected and qualified, or at the time of such director’s earlier death, resignation, disqualification or removal. At the 2016 Annual Meeting and each Annual Meeting thereafter, the successors of each director whose term expires at that Annual Meeting shall be elected for a term expiring at the next Annual Meeting, or at such time as the director’s successor is duly elected and qualified, or at the time of such director’s earlier death, resignation, disqualification or removal.

~~The directors, other than those directors elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the terms of any Certificate of Designations relating to such series of Preferred Stock, shall be divided into three classes, designated Class I, Class II and Class III, and each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected; provided, however, that the initial directors assigned to Class I shall serve for a term ending on the date of the first annual meeting next following May 18, 2010, the initial directors assigned to Class II shall serve for a term ending on the date of the second annual meeting next following May 18, 2010 and the initial directors assigned to Class III shall serve for a term ending on the date of the third annual meeting next following May 18, 2010. The Board of Directors may assign members of the Board of Directors already in office to such classes.~~

~~If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director except as otherwise provided in this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) relating to additional directors elected by the holders of one or more series of Preferred Stock.~~

~~A director shall hold office until the next annual meeting of stockholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.~~

Subject to the rights of the holders of any series of Preferred Stock then outstanding, vacancies resulting from death, resignation, retirement, disqualification, removal from office or otherwise, and newly created directorships resulting from any increase in the number of authorized directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and a director so chosen shall hold office for a term expiring at the next annual meeting of stockholders ~~at which the term of office of the class to which such director has been elected expires~~ and when such director’s successor has been duly elected and qualified.

Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed, but only for cause, at any special meeting of the stockholders called for that purpose, by the affirmative vote of the holders of 66 2/3 percent of the voting power of the outstanding shares of the Company entitled to vote generally in the election of directors.

During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of any Certificate of Designations relating to such series of Preferred Stock, then upon commencement and for the duration of the period during which such right continues (i) the then otherwise total authorized number of directors of the Company shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Company shall be reduced accordingly.

ARTICLE VI

AMENDMENT OF BYLAWS

The Bylaws may be adopted, amended or repealed (A) by the Board of Directors or (B) by the affirmative vote of a majority of the outstanding voting power entitled to vote generally in the election of directors; provided, however, that in the case of clause (B), notice of the proposed amendment is contained in the notice of the meeting. In addition to any vote required by any other provision of the Bylaws, this Certificate of Incorporation or any applicable law, if such amendment is to be adopted by the stockholders, the affirmative vote of holders of eighty percent of the outstanding voting power entitled to vote generally in the election of directors, voting together as a single class, shall be required for any amendment to the Bylaws that amends or repeals, or adopts any provisions inconsistent with Section 2.7(F), Article III, Article VIII or Section 9.10 thereof.

ARTICLE VII

BUSINESS COMBINATIONS

The affirmative vote of the holders of not less than eighty percent of the outstanding voting power entitled to vote generally in the election of directors shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined) involving a “Related Person” (as hereinafter defined); provided, however, that the eighty percent voting requirement shall not be applicable if:

The “Continuing Directors” (as hereinafter defined) of the Company by a two-thirds vote have expressly approved such Business Combination either in advance of or subsequent to such Related Person having become a Related Person; or

The following conditions are satisfied:

—

The aggregate amount of the cash and the “Fair Market Value” (as hereinafter defined) of the property, securities or “Other Consideration” (as hereinafter defined) to be received per share by all holders of capital stock of the Company in the Business Combination, other than the Related Person involved in the Business Combination, is not less than the “Highest Per Share Price” or the “Highest Equivalent Price” (each as hereinafter defined) paid by the Related Person in acquiring any of its holdings of the Company’s capital stock; and

—

A proxy statement complying with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such requirements shall have been mailed to all stockholders of the Company for the purpose of soliciting stockholder approval of the Business Combination. The proxy statement shall contain at the front thereof, in a prominent place, the position of the Continuing Directors as to the advisability (or inadvisability) of the Business Combination and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by the Continuing Directors as to the fairness of the terms of the Business Combination, from the point of view of the holders of the outstanding shares of capital stock of the Company other than any Related Person.

Subject to the provisions of paragraph (G) of this Article, such eighty percent vote shall be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

For purposes of this Article:

The term “Business Combination” shall mean (i) any merger, consolidation or share exchange of the Company or a subsidiary of the Company with or into a Related Person, in each case without regard to which entity is the surviving entity; (ii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any “Substantial Part” (as hereinafter defined) of the assets of the Company (including without limitation any voting securities of a subsidiary of the Company) or a subsidiary of the Company to or with a Related Person (whether in one transaction or series of transactions); (iii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part of the assets of a Related Person to the Company or a subsidiary of the Company; (iv) the issuance, transfer or delivery of any securities of the Company or a subsidiary of the Company by the Company or any of its subsidiaries to a Related Person (other than an issuance or transfer of securities which is effected on a pro rata basis to all stockholders of the Company); (v) any recapitalization or reclassification of securities (including any reverse stock split) that would have the effect of increasing the voting power of a Related Person; (vi) the issuance or transfer by a Related Person of any securities of such Related Person to the Company or a subsidiary of the Company (other than an issuance or transfer of securities which is effected on a pro rata basis to all stockholders of the Related Person); (vii) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of a Related Person; or (viii) any agreement, plan, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

The term “Continuing Director” shall mean a director who is unaffiliated with any Related Person and either (i) was a member of the Board of Directors of the Company immediately prior to the time the Related Person involved in a Business Combination became a Related Person or (ii) was designated (before his or her initial election or appointment as Director) as a Continuing Director by a majority of the then Continuing Directors.

The term “Fair Market Value” shall mean (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a two-thirds vote of the Continuing Directors in good faith; and (ii) in the case of property other than stock or cash, the fair market value of such property on the date in question as determined by a two-thirds vote of the Continuing Directors in good faith.

The terms “Highest Per Share Price” and “Highest Equivalent Price” shall mean the following: if there is only one class of capital stock of the Company issued and outstanding, the Highest Per Share Price shall mean the highest price that can be determined to have been paid at any time by the Related Person for any share or shares of that class of capital stock. If there is more than one class of capital stock of the Company issued and outstanding, the Highest Equivalent Price shall mean with respect to each class and series of capital stock of the Company, the amount determined by a majority of the Continuing Directors, on whatever basis they believe is appropriate, to be the highest per share price equivalent of the Highest Per Share Price that can be determined to have been paid at any time by the Related Person for any share or shares of any class or series of capital stock of the Company. In determining the Highest Per Share Price and Highest Equivalent Price, all purchases by the Related Person shall be taken into account regardless of whether the shares were purchased before or after the Related Person became a Related Person. Also, the Highest Per Share Price and the Highest Equivalent Price shall include any brokerage commissions, transfer taxes, soliciting dealers’ fees and other expenses paid by the Related Person with respect to the shares of capital stock of the Company acquired by the Related Person. In the case of any Business Combination with a Related Person, the Continuing Directors shall determine the Highest Per Share Price and the Highest Equivalent Price for each class and series of capital stock of the Company.

The term “Other Consideration” shall include, without limitation, Common Stock or other capital stock of the Company retained by stockholders of the Company other than Related Persons or parties to such Business Combination in the event of a Business Combination in which the Company is the surviving corporation.

The term “Related Person” shall mean and include any individual, partnership, corporation or other person or entity which, as of the record date for the determination of stockholders entitled to notice of and to vote on any Business Combination, or immediately prior to the consummation of such transaction, together with its “Affiliates” and “Associates” (as defined in Rule 12b-2 of the Exchange Act as in effect at the date of the adoption of this Article by the stockholders of the Company), are “Beneficial Owners” (as defined in Rule 13d-3 of the Exchange Act) in the aggregate of 10% or more of the outstanding shares of any class of capital stock of the Company, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity. Notwithstanding any provision of Rule 13d-3 to the contrary, an entity shall be deemed to be the Beneficial Owner of any share of capital stock of the Company that such entity has the right to acquire at any time pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

The term “Substantial Part” shall mean more than 20% of the fair market value, as determined by two-thirds of the Continuing Directors, of the total consolidated assets of the Company and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is being made.

The determinations of the Continuing Directors as to Fair Market Value, Highest Per Share Price, Highest Equivalent Price, and the existence of a Related Person or a Business Combination shall be conclusive and binding.

Nothing contained in this Article shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

The fact that any Business Combination complies with the provisions of paragraph (A)(2) of this Article shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Company, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Company, the affirmative vote of not less than eighty percent of the outstanding voting power entitled to vote generally in the election of directors shall be required to amend, alter, change or repeal, or adopt any provisions inconsistent with, this Article.

Notwithstanding any provision of this Certificate of Incorporation or the Bylaws of the Company to the contrary, in the event that a Business Combination under this Article requires a stockholder vote under Section 203 of the DGCL, this Article shall be deemed not to require a greater vote of stockholders than that specified by Section 203 of the DGCL.

ARTICLE VIII

STOCKHOLDER ACTION BY WRITTEN CONSENT

Any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Company having custody of the books in which proceedings of meetings of stockholders are recorded; provided, however, at any time when Questar Corporation is the record owner, in the aggregate, of less than all of the voting power of all outstanding shares of stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of

Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designations relating to such series of Preferred Stock.

ARTICLE IX

LIMITATION OF LIABILITY

No director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the director derived an improper personal benefit; or (iv) for any action that would result in statutory liability of the director under Section 174 of the DGCL.

If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the director to the Company shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time to time. Any repeal or modification of this paragraph by the stockholders shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Company for acts or omissions occurring prior to the effective date of such repeal or modification.

ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, and in addition to any other provision of this Certificate of Incorporation, the Bylaws or any applicable law, the affirmative vote of eighty percent of the outstanding voting power entitled to vote generally in the election of directors shall be required to amend, alter, change or repeal, or adopt any provisions inconsistent with, Articles V, VI, VII, VIII, IX and

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

QEP RESOURCES, INC. 1050 17TH STREET SUITE 500 DENVER, C80265

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR the election of directors.

1.	To elect three directors of the Company for three-year terms and one director for a one-year term.
The nominees for three-year terms are:
	01	Julie A. Dill
	02	L. Richard Flury
	03	M. W. Scoggins
The nominee for a one-year term is:
	04	Robert E. McKee III

Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________________

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain
2	To approve, by non-binding advisory vote, the Company’s executive compensation program.	☐	☐	☐
3	To approve the material terms of the QEP Resources Inc. Cash Incentive Plan.	☐	☐	☐
4	To ratify the appointment of Pricewaterhouse Coopers LLP for fiscal year 2013.	☐	☐	☐
The Board of Directors recommends you vote Against proposal 5.
5	If presented, an advisory vote to separate the roles of Chair and CEO	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date